Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated as of August 17, 2011

by and among

CREE, INC., as the Buyer,

ALL OF THE SHAREHOLDERS OF RUUD LIGHTING, INC., as the Sellers,

CHRISTOPHER A. RUUD, as the Seller Representative,

and

the SUSAN B. RUUD STOVER LIVING TRUST

    The Stock Purchase Agreement contains representations and warranties by the parties thereto. A party’s representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Stock Purchase Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Stock Purchase Agreement (provided that any specific facts that contradict the representations and warranties in the Stock Purchase Agreement in any material respect have been disclosed); (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Stock Purchase Agreement or such other date or dates as may be specified in the Stock Purchase Agreement.

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND TERMS ...		1

1.1	Definitions ...	1
1.2	Terms Defined in this Agreement ...........................................................................................................................................................................	11

ARTICLE II. SALE AND TRANSFER OF SHARES; CLOSING ........................................................................................................................................................................		13

2.1	Shares ...	13
2.2	Purchase Price ...	13
2.3	Closing ...	14
2.4	Purchase Price Adjustment .......................................................................................................................................................................................	16
2.5	Escrow ...	20
2.6	Seller Representative .................................................................................................................................................................................................	21

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS ..............................................................................................................................................		22

3.1	Ownership of Stock ....................................................................................................................................................................................................	22
3.2	Organization, Qualification and Power; Subsidiaries ............................................................................................................................................	22
3.3	Capitalization ...	23
3.4	Authority; No Conflict ..............................................................................................................................................................................................	23
3.5	Legal Proceedings; Orders ........................................................................................................................................................................................	25
3.6	Financial Statements ..................................................................................................................................................................................................	25
3.7	Title to Assets; Real Property ..................................................................................................................................................................................	26
3.8	Accounts Receivable; Inventories; Intercompany Receivables/Payables .......................................................................................................	27
3.9	Condition and Sufficiency of Assets ......................................................................................................................................................................	27
3.10	Absence of Undisclosed Liabilities .........................................................................................................................................................................	28
3.11	Absence of Certain Changes or Events ..................................................................................................................................................................	28
3.12	Compliance with Applicable Laws; Permits ...........................................................................................................................................................	30

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3.13	Material Contracts ......................................................................................................................................................................................................	31
3.14	Intellectual Property ...................................................................................................................................................................................................	32
3.15	Environmental Matters ..............................................................................................................................................................................................	36
3.16	Books and Records ....................................................................................................................................................................................................	37
3.17	Employee Benefits ......................................................................................................................................................................................................	38
3.18	Employees ...	40
3.19	Insurance ...	41
3.20	Products and Services ...............................................................................................................................................................................................	42
3.21	Brokers and Finders ...................................................................................................................................................................................................	43
3.22	Taxes ...	43
3.23	E-conolight Re-acquisition; Falcon Acquisition ...................................................................................................................................................	47
3.24	Bank Accounts ...	48
3.25	Customers and Suppliers ...........................................................................................................................................................................................	48
3.26	Related Person Transactions ....................................................................................................................................................................................	48
3.27	Investment Purpose; Accredited Investor Status .................................................................................................................................................	49
3.28	Financial Projections ..................................................................................................................................................................................................	49
3.29	Disclosure ...	49
3.30	No Additional Representations or Warranties ......................................................................................................................................................	49

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER .................................................................................................................................................		49

4.1	Organization, Qualification and Power ....................................................................................................................................................................	49
4.2	Buyer Common Stock ................................................................................................................................................................................................	49
4.3	Authority; No Conflict ..............................................................................................................................................................................................	50
4.4	Buyer SEC Reports; Financial Statements ..............................................................................................................................................................	51
4.5	Investment Purpose; Accredited Investor Status .................................................................................................................................................	52
4.6	Litigation ...	52
4.7	Brokers and Finders ...................................................................................................................................................................................................	52
4.8	No Additional Representations or Warranties ......................................................................................................................................................	52

ARTICLE V. COVENANTS AND AGREEMENTS OF THE BUYER AND THE SELLERS ...........................................................................................................................		52

5.1	Confidentiality; Public Announcements ................................................................................................................................................................	52
5.2	Cooperation ...	53
5.3	Tax Matters ...	53
5.4	Additional Financial Statements ..............................................................................................................................................................................	55
5.5	Release by the Sellers ................................................................................................................................................................................................	56

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5.6	Assignment of Intellectual Property .......................................................................................................................................................................	56
5.7	Transfer Restrictions .................................................................................................................................................................................................	57
5.8	Employee Matters .......................................................................................................................................................................................................	59
5.9	Directors' and Officers' Indemnification and Insurance ........................................................................................................................................	60

ARTICLE VI. SURVIVAL OF REPRESENTATIONS; INDEMNITY .................................................................................................................................................................		62

6.1	Survival ...	62
6.2	Indemnification and Reimbursement of Buyer Indemnified Persons .................................................................................................................	62
6.3	Indemnification and Reimbursement of Seller Indemnified Persons ..................................................................................................................	63
6.4	Limitations on Indemnification of Buyer Indemnified Persons ...........................................................................................................................	63
6.5	Limitations on Indemnification of Seller Indemnified Persons ............................................................................................................................	66
6.6	Time Limitations ...	66
6.7	Third-Party Claims ......................................................................................................................................................................................................	67
6.8	Procedure For Indemnification – Other Claims ......................................................................................................................................................	68
6.9	Exclusive Remedy .......................................................................................................................................................................................................	69
6.10	No Double Materiality ...............................................................................................................................................................................................	69
6.11	Insurance ...	69
6.12	Value of Buyer Common Stock .................................................................................................................................................................................	69
6.13	Treatment of Indemnification Payments .................................................................................................................................................................	69

ARTICLE VII. MISCELLANEOUS ...		70

7.1	Expenses ...	70
7.2	Other Remedies ...	70
7.3	Specific Performance ..................................................................................................................................................................................................	70
7.4	Governing Law ...	70
7.5	Jurisdiction; Service of Process ...............................................................................................................................................................................	70
7.6	Waiver of Jury Trial ...................................................................................................................................................................................................	70
7.7	Notices ...	72
7.8	Successors; Assigns .................................................................................................................................................................................................	72
7.9	Counterparts ...	72
7.10	Entire Agreement ...	72
7.11	Amendments and Modification; Waiver ................................................................................................................................................................	72
7.12	Severability ...	72
7.13	Third-Party Beneficiaries ...........................................................................................................................................................................................	72
7.14	Interpretation ...	73

- iii -

SCHEDULES

General Schedules

Schedule A	List of Sellers
Schedule 1.1(a)	Estimated Working Capital Statement
Schedule 1.1(b)	Company Knowledge Group
Schedule 2.3(a)(iv)	List of Offer Letters
Schedule 2.3(a)(viii)	List of Payoff Letters
Schedule 2.3(b)	Purchase Price Schedule
Schedule 5.3(b)	Asset Value Allocation Schedule
Schedule 6.2(f)	Special Litigation Indemnity

- iv -

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and dated as of August 17, 2011, by and among Cree, Inc., a North Carolina corporation (the “Buyer”); those individuals and entities set forth on Schedule A (the “Sellers”), who are all of the shareholders of Ruud Lighting, Inc., a Wisconsin corporation (the “Company”); Christopher A. Ruud in his capacity as the Seller Representative (as described and defined in Section 2.6); and the Susan B. Ruud Stover Living Trust.

RECITALS

The Sellers desire to sell, and the Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company for the Purchase Price and on the terms set forth in this Agreement.

A portion of the Purchase Price specified herein to be paid by the Buyer to the Sellers shall be placed in escrow by the Buyer for release contingent upon certain events and conditions.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth in this Agreement and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound, the parties agree as follows:

ARTICLE I.
DEFINITIONS AND TERMS

1.1 Definitions.

As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” shall mean Baker Tilly Virchow Krause, LLP or such other firm of independent certified public accountants of international recognition and standing as to which the Buyer and the Seller Representative shall mutually agree.

“Affiliate” shall mean with respect to a Person any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” shall mean any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer Common Stock” shall mean the common stock, par value $0.00125 per share, of the Buyer.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act and all rules and regulations promulgated thereunder from time to time, in each case as amended.

“Code” shall mean the Internal Revenue Code of 1986 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

“Company Closing Working Capital” shall mean the amount of Company Working Capital calculated immediately after the “Effective Time” as defined in the E-conolight Re-acquisition Agreement; provided, however, that (a) in calculating Company Closing Working Capital, (i) the excess of the original principal amount of the Falcon Acquisition Indebtedness over the Falcon Acquisition Price and (ii) any increase in Company Working Capital attributable to any Other Indebtedness incurred or assumed by the Company (on a consolidated basis) since May 28, 2011 shall be excluded, and (b) to avoid duplication in determining the Purchase Price Adjustment, in calculating Company Closing Working Capital, any E-conolight Working Capital acquired in connection with the E-conolight Re-acquisition shall not be considered in determining Company Closing Working Capital; and provided further that the Company’s entry into, and the transactions contemplated by, the Payoff Side Letter, including the payment of any Indebtedness of the Company (on a consolidated basis) by the Buyer prior to or in connection with the Closing, shall be disregarded for the purposes of calculating, and shall have no effect on, Company Closing Working Capital.

“Company Group” shall mean the Company and each of its Subsidiaries, considered collectively, and any reference to a “member” of the Company Group shall mean a direct or indirect Subsidiary of the Company.  Other than where the context clearly indicates otherwise, (a) the Company Group shall be deemed to include E-conolight for all purposes as if the E-conolight Sale and the E-conolight Re-acquisition had never occurred and the Company had owned E-conolight throughout the entire period between those events, (b) any reference to the “Company Group” made in the context of any action or inaction by the Company Group or any characteristics of the Company Group shall be deemed to constitute a reference to each individual member (including E-conolight LLC) of the Company Group, and (c) any reference to the “Company Group” made in the context of an effect on the Company Group or whether an action or inaction of the Company Group, or a Contract, is material (or words of similar effect) to the Company Group shall mean a reference to the Company Group taken as a whole.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned by or exclusively licensed to the Company Group.

“Company Plans” shall mean all Plans maintained or contributed to by any member of the Company Group or which cover any employees or former employees (including leased employees) of any member of the Company Group or any other Plan as to which any member of the Company Group has any liability, excluding any such program that the Company or one of its Affiliates is required by Law to maintain or contribute to (such as unemployment compensation insurance or the federal Social Security program).

“Company Working Capital” shall mean, as of the relevant measurement date, (a) the Company’s total consolidated current assets (including any receivables or other amounts due from E-conolight LLC), less (b) the Company’s total consolidated current liabilities.  The amount of Company Working Capital shall be determined in accordance with the accounting principles and methodologies used in preparing the Company Audited Financial Statements and the Estimated Working Capital Statement, consistently applied, except that (y) no portion of any Falcon Acquisition Indebtedness shall be treated as a current liability in Company Working Capital and (z) any loans from the Company or any of its Subsidiaries to the Sellers shall be treated as current assets and any loans from the Sellers to the Company or any of its Subsidiaries shall be treated as current liabilities.

“Consent” shall mean any approval, consent, ratification, waiver, exemption, clearance or other authorization.

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, agreement, contract, commitment, lease, franchise agreement or any other obligation (whether oral or written) of a Person, including all amendments thereto.

“E-conolight” shall mean the business and assets of the Company Group’s E-conolight division, as previously operated by the Company Group prior to the E-conolight Sale and as reacquired in the E-conolight Re-acquisition.

“E-conolight Closing Working Capital” shall mean the amount of E-conolight Working Capital calculated as of the “Effective Time” as defined in the E-conolight Re-acquisition Agreement.  Notwithstanding anything to the contrary in the foregoing, any cash distributed to the members of E-conolight LLC prior to the “Effective Time” shall be excluded from E-conolight Closing Working Capital.

“E-conolight LLC” shall mean E-conolight LLC, a Delaware limited liability company, the purchaser from the Company in the E-conolight Sale and the sole owner of E-conolight continuously from the E-conolight Sale through and until the E-conolight Re-acquisition.

“E-conolight Re-acquisition” shall mean the acquisition of all of the issued and outstanding equity interests in E-conolight LLC pursuant to the terms of the E-conolight Re-acquisition Agreement.

“E-conolight Re-acquisition Agreement” shall mean the Membership Interests Purchase Agreement dated as of August 17, 2011 by and among the Company, Merit Mezzanine Fund IV, LP, MMF Holding Partnership III, LP, Phillip Gerber and David Schlossberg.

 “E-conolight Re-acquisition Price” shall mean the amounts paid or to be paid (including, without duplication, any Indebtedness incurred) to effect the E-conolight Re-acquisition, including any transaction expenses of the Company Group (excluding E-conolight LLC) related thereto.

“E-conolight Sale” shall mean the sale of E-conolight pursuant to the Asset Purchase Agreement dated as of March 29, 2010 by and between the Company and E-conolight LLC.

“E-conolight Working Capital” shall mean, as of the relevant measurement date, (a) the total current assets of E-conolight LLC less (b) the total current liabilities of E-conolight LLC (including any payables or other amounts due to the Company), each determined in accordance with the accounting principles and methodologies used in preparing the E-conolight Audited Financial Statements and the Estimated Working Capital Statement, consistently applied.

“Encumbrance” shall mean any claim, community property interest, condition, equitable interest, lien, security interest, option, right of first refusal, easement, mortgage, charge, indenture, deed of trust, right of way, restriction on the use of real property, encroachment, security agreement or any other encumbrance or other restriction or limitation on the use of real or personal property.

“Environmental Attributes” shall mean any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits and any other items of similar nature or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company Group or its facilities as of the date of this Agreement or with respect to future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” shall mean any Legal Proceeding, Order, Encumbrance or other claim relating to liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Material or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” shall mean any applicable Law or Order with any Governmental or Regulatory Authority (a) relating to Hazardous Material, contamination or pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (including, specifically, any requirements of the Occupational Safety and Health Administration), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, handling, disposal or remediation of any Hazardous Material.

“Environmental Notice” shall mean any written directive, notice of violation or infraction, or any other written communication in respect of any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” shall mean any Permit, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

“Estimated Working Capital Statement” shall mean the statement attached hereto as Schedule 1.1(a), prepared in good faith and certified by the Sellers, which sets forth the calculation of the Company Estimated Working Capital and the E-conolight Estimated Working Capital, prepared in accordance with the accounting principles and methodologies used in preparing the Company Audited Financial Statements and the E-conolight Audited Financial Statements, as applicable, consistently applied, except as modified hereby.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

“Falcon Acquisition” shall mean the Company Group’s acquisition of a Dassault-Breguete Mystere Falcon 900 pursuant to the Aircraft Purchase and Sale Agreement dated as of June 24, 2011 by and between PNC Equipment Finance LLC and Lightair, LLC.

“Falcon Acquisition Indebtedness” shall mean the Indebtedness represented by the Aircraft Term Note in the principal amount of $9,500,000 between Lightair, LLC as maker and Johnson Bank as holder dated June 30, 2011.

“Falcon Acquisition Price” shall mean the amounts paid or to be paid (including, without duplication, any Indebtedness incurred) to effect the Falcon Acquisition, including any Taxes or transaction expenses of the Company Group related thereto.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

“GAAP” shall mean accounting principles generally accepted in the United States.

“Governmental or Regulatory Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Material” shall mean any substance, material or waste which is regulated by any Governmental or Regulatory Authority, including any material, substance or waste which is defined as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any applicable Environmental Law, including Section 101(14) of CERCLA.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

“Indebtedness” as applied to any Person shall mean (without duplication) (a) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for any such indebtedness for borrowed money; (b) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all indebtedness of such Person secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance; (e) any liability of such Person in respect of banker’s acceptances or letters of credit; (f) any obligations under any interest rate, currency or other hedging agreement or derivative Contract, net of any obligations to such Person thereunder; (g) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for as capital leases under GAAP; (h) all long-term personnel-related liabilities, including retirement and pension obligations; (i) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (h) above; (i) all indebtedness of the type referred to in clauses (a) through (h) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; or (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to the indebtedness referred to in clauses (a) through (g) above, which are required to be paid prior to, on or otherwise in connection with the Closing.

“Intellectual Property” shall mean any and all of the following items, along with the right (with respect to Company Intellectual Property and with respect to all Third Party Intellectual Property in respect of which the Company Group has such right) to sue and recover for past infringements or misappropriations, and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world:  (a) patents, patent applications, patent disclosures and inventions, discoveries, technology and all related improvements thereto (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or re-examination thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations, including all goodwill associated therewith; (c) copyrights, registered or unregistered, and copyrightable works; (d) domain names, Internet addresses and sites; (e) all registrations, applications and renewals for any of the foregoing; (f) tools, methods and processes, devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools; (g) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information, and related information); (h) works of authorship, including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records and data; (i) computer software and software systems (including data compilations, databases and related documentation); (j) rights of publicity, persona rights or other rights to use indicia of any

Person’s personality; (k) licenses or other agreements to or from third parties regarding the foregoing; and (l) all copies and tangible embodiments of the foregoing (in whatever form or medium) and any and all instantiations of the foregoing in any form and embodied in any media.

“Knowledge” or “Know” shall mean, with respect to an individual, that such individual will be deemed to have “Knowledge” of, or “Know,” a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) an individual in such individual’s position would reasonably be expected to (i) know such fact or other matter in the customary performance of his or her duties and responsibilities for the Company Group or the Buyer (as applicable) or (ii) discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent review or inquiry concerning the existence of such fact or other matter (but in the case of a person who is an employee of the Company Group but not a Seller, only within the scope of his or her duties and responsibilities for the Company Group and taking into account such Person’s scope of geographic responsibility for the Company Group).  A Person (other than an individual) will be deemed to “Know” or have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time since January 1, 2009 served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity), has Knowledge of such fact or other matter; provided, however, the Knowledge of the Company or the Company’s Knowledge shall mean the Knowledge of each of the Sellers and each other Person listed on Schedule 1.1(b).

“Law” shall mean any national, federal, state, local or foreign law, rule, regulation, statute, ordinance, Order, judgment, decree, Permit, franchise, license or other restriction or requirement of any Governmental or Regulatory Authority of any kind.

“Legal Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental or Regulatory Authority or any arbitrator or arbitration panel.

“Material Adverse Effect” shall mean with respect to a Person, individually or in the aggregate with all other changes, events, circumstances or developments, any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets (tangible and intangible), liabilities, capitalization, condition (financial or otherwise), or results of operations of such Person and any of its Subsidiaries (considered collectively) or (b) the ability of the Company, on the one hand, or the Buyer, on the other hand, to consummate any of the transactions contemplated by this Agreement; provided, however, none of the following shall be taken into account in determining whether there has been a Material Adverse Effect on such Person: (i) changes in conditions in the United States or the capital or financial markets or the world economy generally; (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP (or any authoritative interpretation thereof promulgated by the Financial Accounting Standards Board); (iii) acts of God or any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities; (iv) any failure (in and of itself) to meet internal or published projections, estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period (provided, however, that the underlying changes in facts or circumstances causing such failure shall be taken into account in determining whether a Material Adverse Effect has occurred); and (v) the announcement, execution, performance or consummation of this Agreement or the transactions contemplated by this Agreement; provided further that, in the case of clauses (i) and (ii), such changes or effects thereof are only exceptions to the extent they do not have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, and their businesses relative to their industry peers.

“Open Source Licenses” shall mean open source licenses for any software that is distributed as free software and/or open source software (including GNU General Public License, Apache Software License and MIT License) and other similar licenses of any sort.

“Order” shall mean any judgment, order, injunction, settlement agreement, decree or writ of any Governmental or Regulatory Authority or any arbitrator that is binding on a Person or its properties or assets under applicable Law.

“Ordinary Course of Business,” when used in relation to the taking of any action by any Person, shall mean that the action (a) is substantially similar and reasonably consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of normal day-to-day operations of such Person; and (b) does not require the authorization of the equity holders of such Person.

“Organizational Document” shall mean any certificate or articles of incorporation or organization, bylaw, operating agreement, memorandum of organization, declaration of trust or other corporate, limited liability company or trust document or action comparable to any of the foregoing currently in effect.

“Other Indebtedness” shall mean all Indebtedness of the Company Group other than the Payoff Indebtedness and the Falcon Acquisition Indebtedness.

“Payoff Indebtedness” shall mean the Indebtedness incurred by the Company in connection with the Payoff Side Letter, in the aggregate amount of $84,991,217.55.

“Payoff Side Letter” shall mean that certain Side Letter Agreement among the Buyer, the Company, and Christopher A. Ruud, as the Seller Representative, dated August 17, 2011 and being entered into contemporaneously herewith.

“Permit” shall mean any license, permit, approval, authorization, Order, filing, letter, clearance, closure, exemption, registration, waiver or other action issued, granted, given, authorized or made by any court, administrative body or other Governmental or Regulatory Authority.

“Permitted Encumbrance” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (except as otherwise provided below): (a) Encumbrances granted to Johnson Bank pursuant to the terms of (i) the Revolving Credit and Term Loan Agreement by and between the Company and Johnson Bank dated as of August 8, 2006, as subsequently amended from time to time, or (ii) the Aircraft Security Agreement by and between Lightair, LLC and Johnson Bank dated as of June 2011; (b) Encumbrances consisting of zoning or planning restrictions, easements, Permits and other restrictions or limitations on the use of real property which, in each case, do not detract from the value of, or impair the use of, such property by the Company Group in the operation of their businesses; (c) Encumbrances for current Taxes, assessments or charges or levies of any Governmental or Regulatory Authority on property not yet due and delinquent or that are being contested in good faith; (d) statutory encumbrances, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the Ordinary Course of Business for amounts that are not yet due and delinquent or that are being contested in good faith; and (e) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or similar Laws.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental or Regulatory Authority or other entity.

“Personally Identifiable Information” shall mean any information that alone or in combination with other information held by the Company Group can be used to specifically identify an individual person.

“Plan” shall mean any bonus, deferred compensation, incentive compensation, stock purchase, restricted stock, stock option, severance, retention, change in control, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including any “employee pension benefit plan” and any “employee welfare benefit plan” as those terms are defined in Section 3 of ERISA.

“Reference Share Price” shall mean $40.85; provided, however, that in the event that following the Closing the Buyer shall change the number of shares of Buyer Common Stock that are issued and outstanding as a result of any stock split, stock dividend or similar recapitalization, such amount shall be proportionately adjusted to reflect the increase or decrease in outstanding shares of Buyer Common Stock.

“Registered Intellectual Property” shall mean all United States, international and foreign:  (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (b) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments; and (e) all other Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental or Regulatory Authority or other public or quasi public legal authority.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) which, individually or in the aggregate, would constitute a violation of any Environmental Law or Environmental Permit or would reasonably be expected to result in an Environmental Claim.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and agents of such Person.

“Securities Act” shall mean the Securities Act of 1933 and all rules and regulations promulgated thereunder from time to time, in each case as amended.

“Sellers’ Disclosure Schedule” shall mean the written disclosure schedule delivered separately by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

“Stover Living Trust” shall mean the Susan B. Ruud Stover Living Trust created by Susan B. Ruud Stover, a Seller, pursuant to a trust agreement dated February 19, 2010.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.  For the avoidance of doubt, E-conolight LLC shall be deemed to be a Subsidiary of the Company for all purposes under this Agreement other than where the context clearly indicates otherwise.

“Tax Return(s)” shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated Tax relating to or required to be filed with any Governmental or Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax.

“Tax(es)” shall mean any tax or similar charge, impost or levy (including income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by any Governmental or Regulatory Authority.

“Third Party Intellectual Property” shall mean Intellectual Property owned by Persons other than the Company Group.

“Transaction Documents” shall mean, collectively, this Agreement, the Escrow Agreement, the Offer Packages, the Non-compete Agreements, the Offer Letters, the Payoff Side Letter and all other agreements, instruments and certificates executed or delivered in connection with the Closing in accordance with the terms of this Agreement or any other Transaction Document.

“Transaction Expenses” shall mean the following fees and expenses (whether or not invoiced or billed prior to the Closing):  (a) all fees and expenses incurred or to be incurred by the Company Group to third parties in connection with the transactions contemplated by this Agreement and the other Transaction Documents and the consummation of such transactions (including legal, accounting, investment banking, finders and advisory fees and expenses) and (b) any compensation, expenses, fees, payments or other liabilities incurred or to be incurred or paid or to be paid by the Company Group to any of its employees, officers, directors or the holders of its securities arising out of or contingent upon the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, except as provided herein or therein.

“U.S. Trade Laws” means, collectively, each and any U.S. Law imposing restrictions, requirements, conditions or sanctions in connection with international trade activities, including, but not limited to, as applicable, the Tariff Act of 1930; other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement and their predecessor agencies; the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security; the regulations and Executive Orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; the International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls, and the statutes authorizing such regulations, as amended; statutes and Executive Orders authorizing sanctions for trade relating to specified activities, such as proliferation, or countries, such as Iran; and the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

1.2 Terms Defined in this Agreement.   Additional terms defined in the body of this Agreement shall have the meaning given herein, including the following:

Terms	Reference in Agreement

Accounts Receivable	Section 3.8(a)
Agreement	Preamble
Audited Balance Sheets	Section 3.6
Audited Financial Statements	Section 3.6
Basket	Section 6.4(b)
Buyer	Preamble
Buyer Core Representations	Section 6.5(c)
Buyer Indemnified Persons	Section 6.2
Buyer SEC Reports	Section 4.4(a)
Buyer Welfare Plans	Section 5.8(b)
Charitable Transferee	Section 5.7(b)
Class A Stock	Section 3.3(a)
Class B Stock	Section 3.3(a)

Terms	Reference in Agreement

Closing	Section 2.3
Closing Cash Consideration	Section 2.2
Closing Share Consideration	Section 2.2
Closing Consideration	Section 2.2
Closing Date	Section 2.3
Company	Preamble
Company Audited Balance Sheet	Section 3.6
Company Audited Balance Sheet Date	Section 3.6
Company Audited Financial Statements	Section 3.6
Company Employee	Section 5.8(a)
Company Estimated Working Capital	Section 2.4(c)(ii)
Company Financial Statements	Section 3.6
Company Indemnified Party	Section 5.9(a)
Company Interim Balance Sheet	Section 3.6
Company Interim Financial Statements	Section 3.6
Company Sites	Section 3.14(l)
Company Stock	Section 3.3(a)
Current Insurance	Section 5.9(b)
Damages	Section 6.2
De Minimis Amount	Section 6.4(a)
E-conolight Audited Balance Sheet	Section 3.6
E-conolight Audited Balance Sheet Date	Section 3.6
E-conolight Audited Financial Statements	Section 3.6
E-conolight Estimated Working Capital	Section 2.4(c)(ii)
E-conolight Financial Statements	Section 3.6
E-conolight Interim Balance Sheet	Section 3.6
E-conolight Interim Financial Statements	Section 3.6
Escrow Agent	Section 2.3(b)(vii)
Escrow Agreement	Section 2.3(a)(v)
Escrow Funds	Section 2.3(b)(iv)
Escrow Release Date	Section 2.5(b)
Estimated E-conolight Re-acquisition Price	Section 2.3(a)(viii)
Final Balance Sheets	Section 2.4(a)
Final Calculation Statement	Section 2.4(a)
Final Cash Consideration	Section 2.2
Financial Statements	Section 3.6
Indemnified Person	Section 6.7(a)
Indemnifying Person	Section 6.7(a)
Initial Resolution Period	Section 2.4(b)(i)
Interim Balance Sheets	Section 3.6
Interim Financial Statements	Section 3.6
Material Contracts	Section 3.13(a)
Non-compete Agreements	Section 2.3(a)(vi)

Terms	Reference in Agreement

NPL List	Section 3.15(c)
Objection Notice	Section 2.4(b)(i)
Objection Period	Section 2.4(b)(i)
Offer Letters	Section 2.3(a)(iv)
Offer Packages	Section 2.3(a)(iv)
Pre-Closing Tax Period	Section 6.2(c)
Pre-Closing Taxes	Section 6.2(c)
Proposed Balance Sheets	Section 2.4(a)
Proposed Calculation Statement	Section 2.4(a)
Purchase Price	Section 2.2
Purchase Price Adjustment	Section 2.4(c)
Related Person Transactions	Section 3.26
Reporting Tail Endorsement	Section 5.9(b)
SEC	Section 4.4(a)
Section 338(h)(10) Election	Section 5.3(a)
Seller Core Representations	Section 6.4(c)
Seller Indemnified Persons	Section 6.3
Seller Inventions	Section 5.6
Seller Representative	Section 2.6(a)
Seller Surviving Representations	Section 6.4(d)
Sellers	Preamble
Share Consideration	Section 2.2
Shares	Section 3.3(a)
SOX	Section 4.4(a)
Special Litigation Retention	Section 2.5(b)
Straddle Period	Section 5.3(c)
Supplemental Escrow Retention	Section 2.5(b)
Support Agreements	Section 3.20(c)
Surviving Representation Retention	Section 2.5(b)
Third-Party Claim	Section 6.7(a)
Transfer	Section 5.7(a)
Transfer Restrictions	Section 5.7(b)

ARTICLE II.
SALE AND TRANSFER OF SHARES; CLOSING

2.1 Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell and transfer the Shares to the Buyer, and the Buyer will purchase the Shares from the Sellers.

2.2 Purchase Price.  On the terms and subject to the conditions set forth herein, in consideration of the sale of the Shares by the Sellers to the Buyer, at the Closing, the Buyer shall pay to the Sellers in the aggregate $372,235,407 in cash (the “Closing Cash Consideration”) and issue to the Sellers in the aggregate 6,074,833 shares of Buyer Common Stock (the “Closing Share Consideration” and, together with the Closing Cash Consideration, the “Closing Consideration”). The Closing Cash Consideration and, as applicable, the Closing Share Consideration shall be adjusted following the Closing by any Purchase Price Adjustment determined pursuant to Section 2.4 below (as so adjusted, the “Cash Consideration” and the “Share Consideration,” respectively, and, collectively, the “Purchase Price”).

2.3 Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of the Buyer’s counsel, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., at 2500 Wachovia Capitol Center, Raleigh, North Carolina 27601, contemporaneously with the execution and delivery of this Agreement (the “Closing Date”) or remotely by mail, telecopier, e-mail and/or wire transfer, in each case to the extent acceptable to the parties hereto, or at such other place as is mutually acceptable to the Buyer and the Sellers. At the Closing:

(a) The Sellers will deliver to the Buyer:

(i) the Sellers’ Disclosure Schedule in a form reasonably acceptable to the Buyer;

(ii) certificates representing all of the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Buyer;

(iii) a certificate from the Secretary of the Company (A) certifying true and complete copies and the effectiveness as of the date of this Agreement of (1) the Articles of Incorporation of the Company, (2) the current bylaws of the Company and (3) the resolutions duly adopted by the board of directors of the Company to enable the Company to take any and all actions necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, as applicable, and (B) attaching the certificate of status of the Company from the State of Wisconsin dated as of a date within five (5) Business Days of the Closing Date;

(iv) an offer package concerning employment with the Buyer (collectively, the “Offer Packages”), executed by Alan J. Ruud, Christopher A. Ruud, and Theodore O. Sokoly, and an offer letter concerning employment with the Buyer (collectively the “Offer Letters”), executed by each of the Company employees listed on Schedule 2.3(a)(iv), each in mutually agreed form;

(v) an escrow agreement, in mutually agreed form (the “Escrow Agreement”), executed by the Seller Representative;

(vi) a non-compete agreement, in mutually agreed form (collectively, the “Non-compete Agreements”), executed by each of the Sellers;

(vii) resignation letters, satisfactory in form and substance to the Buyer, from each officer, director and manager of the Company Group requested by the Buyer to resign on or prior to the Closing Date;

(viii) a certificate, in a form reasonably acceptable to the Buyer, certifying, as of the Closing, the amount of each of the following, in each case estimated by the Company and the Sellers in good faith:  E-conolight Re-acquisition Price (as disclosed, the “Estimated E-conolight Re-acquisition Price”), Falcon Acquisition Price, Falcon Acquisition Indebtedness, and Other Indebtedness, accompanied by supporting documentation, in a form reasonably acceptable to the Buyer, with payoff letters for any Indebtedness set forth on Schedule 2.3(a)(viii); provided, however, that the amounts of Falcon Acquisition Indebtedness and Other Indebtedness shall be determined immediately prior to the effective time of any payoff of such amounts pursuant to the Payoff Side Letter;

(ix) a certificate, in a form reasonably acceptable to the Buyer, evidencing the full payment of all amounts due to the Company from all applicable Sellers, specifying the amounts and dates repaid or in lieu thereof authorizing offset of the Closing Cash Consideration due to such Seller at Closing by the full amount due to the Company from such Seller, along with evidence, reasonably acceptable to the Buyer, of full repayment by the Company of any amounts due to any of the Sellers (other than amounts owing as compensation arising in the Ordinary Course of Business), with an acknowledgement by the Sellers of such repayment;

(x) evidence, satisfactory to the Buyer, of termination of the Company’s Amended and Restated Shareholders Agreement dated July 23, 2008;

(xi) a non-foreign affidavit from each Seller, from each Seller’s spouse, and from the Company dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller, such spouse, or the Company, as the case may be, is not a “foreign person” as defined in Code §1445;

(xii) IRS Form 8023 Elections Under Section 338 For Corporations Making Qualified Stock Purchases (and such additional forms as may be required for the corresponding election under any applicable state, local and non-U.S. Tax Law) for the election under Code § 338(h)(10) with respect to the purchase and sale of the Company’s stock hereunder executed by each Seller and by each Seller’s spouse, the owner for federal income tax purposes of each trust that is a Seller and the spouse of each owner for federal income tax purposes of each trust that is a Seller;

(xiii) a spousal consent, in a form reasonably acceptable to the Buyer, executed by each Seller’s spouse (as applicable); and

(xiv) any other documents reasonably requested by the Buyer to effect the transactions contemplated by this Agreement.

(b) The Buyer will deliver to the Sellers:

(i) a certificate from the Secretary of the Buyer (A) certifying true and complete copies and the effectiveness as of the date of this Agreement of the resolutions duly adopted by the board of directors of the Buyer to enable the Buyer to take any and all actions necessary to consummate the transactions contemplated by this Agreement and the other

Transaction Documents, as applicable, and (B) attaching the certificate of existence of the Buyer from the State of North Carolina dated as of a date within five (5) Business Days of the Closing Date;

(ii) the Closing Cash Consideration (less the amounts (A) paid by the Buyer to the Escrow Agent or (B) offset by the Buyer with respect to one or more Sellers pursuant to the certificate delivered at Closing under Section 2.3(a)(ix)), the applicable portion of which shall be paid to each Seller by wire transfer, in accordance with the allocations and wire instructions set forth on Schedule 2.3(b), in immediately available funds;

(iii) the Closing Share Consideration (less the amounts paid by the Buyer to the Escrow Agent), which shall be deemed to be delivered upon the issuance to each Seller of evidence from the Company’s transfer agent of a book-entry notation representing the Closing Share Consideration, in accordance with the allocations set forth on Schedule 2.3(b), registered in the name of each Seller, bearing the legends set forth in Section 5.7(c);

(iv) evidence, in a form reasonably acceptable to the Sellers, of the delivery of $37,223,540.70 and 607,483 shares of Buyer Common Stock (collectively, such amounts of Closing Cash Consideration and Closing Share Consideration, the “Escrow Funds”) to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement;

(v) the Offer Packages and the Offer Letters, executed by the Buyer;

(vi) the Non-compete Agreements, executed by the Buyer;

(vii) the Escrow Agreement, executed by the Buyer and Branch Banking and Trust Company, a North Carolina banking corporation, as the escrow agent (the “Escrow Agent”); and

(viii) any other documents reasonably requested by the Seller Representative to effect the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, Susan B. Ruud-Stover hereby directs that her portion of the Purchase Price be paid to the Stover Living Trust as specified in Schedule 2.3(b).  In consideration thereof, each of the Stover Living Trust and Susan B. Ruud-Stover agrees that the Stover Living Trust shall be (y) fully bound by and shall comply with each and every provision of this Agreement, including the Transfer Restrictions, as if it were a Seller and (z) jointly and severally liable for any and all obligations of Susan B. Ruud-Stover hereunder.

2.4 Purchase Price Adjustment.

(a) Preparation of Proposed and Final Balance Sheets and Calculation Statements.  Within the later of (i) ninety (90) days following the Closing Date or (ii) ten (10) Business Days following the final determination of Final Net Operating Working Capital pursuant to the E-conolight Re-acquisition Agreement, the Buyer shall prepare in accordance with GAAP, as consistently applied by the Company and E-conolight LLC, respectively, and deliver to the Seller Representative consolidated (but with respect to the Company, excluding E-

conolight LLC) balance sheets of the Company and E-conolight LLC as of immediately prior to the Closing (the “Proposed Balance Sheets” and, in their final and binding form after resolution of any disputes pursuant to Section 2.4(b), the “Final Balance Sheets”).  Accompanying the Proposed Balance Sheets, the Buyer shall prepare and deliver a statement (the “Proposed Calculation Statement” and, in its final and binding form after resolution of any disputes pursuant to Section 2.4(b), the “Final Calculation Statement”) setting forth the Buyer’s determination in accordance with this Agreement of the E-conolight Re-acquisition Price, the Company Closing Working Capital, the E-conolight Closing Working Capital, and the resulting calculation of the Purchase Price Adjustment.  Notwithstanding anything herein to the contrary, Buyer’s determination of the Company Closing Working Capital and the E-conolight Closing Working Capital shall be calculated on a basis and in a manner consistent with the manner of preparation of the Audited Financial Statements and the Estimated Working Capital Statement (except where the notes to the Estimated Working Capital Statement require different treatment in the determination of Company Closing Working Capital or E-conolight Closing Working Capital, as applicable) and the determination of the Company Estimated Working Capital and the E-conolight Estimated Working Capital and in accordance with the accounting principles, methodologies, procedures and assumptions set forth on and used in preparing the Audited Financial Statements and the Estimated Working Capital Statement.

(b) Determination of the Final Balance Sheets and the Final Calculation Statement.

(i) The Seller Representative shall have a period of thirty (30) days (the “Objection Period”) after delivery of the Proposed Balance Sheets and the Proposed Calculation Statement in which to provide written notice to the Buyer of any objections thereto (an “Objection Notice”), setting forth in reasonable detail the specific item to which each such objection relates and the specific basis for each such objection.  The Proposed Balance Sheets, the Proposed Calculation Statement and the resulting calculation of the Purchase Price Adjustment shall be deemed to be accepted by the Seller Representative and shall become final and binding on the parties, on the later of the expiration of the Objection Period or the date on which all properly noticed objections have been resolved by the Buyer and the Seller Representative or by the Accounting Firm.  If the Seller Representative gives any such Objection Notice within the Objection Period, then the Seller Representative and the Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice.  If the Seller Representative and the Buyer do not resolve any dispute within fifteen (15) days after the date of delivery of the Objection Notice, which fifteen (15) day period may be extended by written agreement of the Buyer and the Seller Representative (such period, as it may be extended, the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in subsection (ii) below.

(ii) If the Buyer and the Seller Representative have not been able to resolve a dispute within the Initial Resolution Period, then either the Buyer or the Seller Representative may submit such dispute to, and such dispute shall be resolved fully, finally and exclusively by, the Accounting Firm.  The fees and expenses of the Accounting Firm incurred in the resolution of such dispute shall be borne by the Buyer and the Seller Representative (on behalf of the Sellers) in such proportion as is appropriate to reflect the relative benefits received by the Buyer and the Sellers from the resolution of the dispute, which proportionate allocation shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits.  For example, if the Seller Representative challenges the calculation of the Purchase Price Adjustment in the Proposed Balance Sheets and in the Proposed Calculation Statement by an amount of $100,000, but the Accounting Firm determines that the Seller Representative has a valid claim for only $40,000 (i.e., the Seller Representative prevails as to 40% of its claim), the Buyer shall bear 40% of the fees and expenses of the Accounting Firm and the Seller Representative (on behalf of the Sellers) shall bear the other 60% of such fees and expenses.  The Buyer and the Seller Representative shall use commercially reasonable efforts to cause the Accounting Firm to determine (and written notice thereof shall be given to the Seller Representative and the Buyer) as promptly as practicable, but in any event within thirty (30) days following the date on which the Proposed Balance Sheets and the Proposed Calculation Statement are delivered to the Accounting Firm, based on written submissions detailing the disputed items and forwarded to it and such other evidence (including live testimony) as the Accounting Firm requests or allows, only with respect to the disputed items submitted to the Accounting Firm, whether and to what extent (if any) the Proposed Balance Sheets, the Proposed Calculation Statement, the adjustments and/or the resulting calculation of the Purchase Price Adjustment require adjustment in order to be in compliance with this Agreement and a written explanation in reasonable detail of each such required adjustment, including the basis therefor.  All negotiations pursuant to this Section 2.4(b) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations, submissions to the Accounting Firm, and proceedings under this Section 2.4(b) shall be treated as confidential information.  The Accounting Firm shall be bound by a mutually agreeable confidentiality agreement and in connection with the engagement of the Accounting Firm the Buyer and the Seller Representative shall supply such documents and information as the Accounting Firm shall reasonably request or as such party reasonably deems appropriate.  The procedures of this Section 2.4(b) are exclusive and, except as set forth below, the determination of the Accounting Firm shall be final and binding on the parties.  The decision rendered pursuant to this Section 2.4(b) may be filed as a judgment in any court of competent jurisdiction.  Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.4(b).  The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Accounting Firm.  Absent such fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.

(iii) Upon execution of such access letters as may be reasonably requested by the Buyer, the Buyer will provide the Seller Representative reasonable access during regular business hours to materials used in the preparation of the Proposed Balance Sheets and the Proposed Calculation Statement and the resulting calculation of the Purchase Price Adjustment to be paid and by whom pursuant to this Agreement, and shall make its (and the Company Group’s) financial staff and advisors reasonably available to the Seller Representative and his accountants and other representatives during regular business hours to assist in (A) the review by the Seller Representative of the Proposed Balance Sheets, the Proposed Calculation Statement and the Purchase Price Adjustment to be paid and by whom pursuant to this Agreement, and (B) the resolution by the Buyer and the Seller Representative of any dispute or objection thereto.

(c) Calculation of the Purchase Price Adjustment.  Promptly after the Final Balance Sheets and the Final Calculation Statement have been finally determined, the following adjustments (collectively, the “Purchase Price Adjustment”) will be determined.  The Purchase Price Adjustment initially will be $0, subject to adjustment as follows:

(i) E-conolight Re-acquisition Price.  The Purchase Price Adjustment shall be increased or decreased by the amount by which the E-conolight Re-acquisition Price is less than or greater than, respectively, the amount of the Estimated E-conolight Re-acquisition Price.

(ii) Working Capital.  The Purchase Price Adjustment shall be increased or decreased by (A) the amount by which the Company Closing Working Capital is greater than or less than the estimated Company Working Capital as of May 28, 2011, as set forth on the Estimated Working Capital Statement (the “Company Estimated Working Capital”), and (B) the amount by which the E-conolight Closing Working Capital is greater than or less than the estimated E-conolight Working Capital as of May 28, 2011, as set forth on the Estimated Working Capital Statement (the “E-conolight Estimated Working Capital”).

(d) Determination of the Purchase Price.  Promptly after the Purchase Price Adjustment has become final and binding on the parties under this Section 2.4, the Purchase Price shall be determined by giving effect to such final and binding amounts, with appropriate payments made as follows:

(i) If the Purchase Price Adjustment is a positive number, then the Buyer shall pay in cash the amount of the Purchase Price Adjustment to the Sellers.  Payments to the Sellers pursuant to this Section 2.4(d) shall be by wire transfer of immediately available funds to the accounts designated by the Sellers in accordance with the allocations and wire instructions set forth on Schedule 2.3(b) within five (5) Business Days after the Final Balance Sheets and the Final Calculation Statement become final and binding.

(ii) If the Purchase Price Adjustment is a negative number, then the Buyer shall be paid the absolute value of the Purchase Price Adjustment from the Escrow Funds (using the same pro rata portion of cash and Buyer Common Stock (based on the Reference Share Price) as comprised the Closing Consideration) in accordance with the terms of the Escrow Agreement.  The payment due to the Buyer from the Escrow Funds pursuant to this Section 2.4(d) shall be made by wire transfer of immediately available funds to an account designated by the Buyer and by distribution of the applicable number of shares of Buyer Common Stock to the Buyer no later than five (5) Business Days after the Final Balance Sheets and the Final Calculation Statement become final and binding.  For Tax purposes, any payment by the Buyer or the Sellers under this Agreement, including pursuant to this Section 2.4 or Article VI, shall be treated as an adjustment to the Purchase Price, unless otherwise required by Law.

(e) Notwithstanding anything to the contrary contained herein, but except as provided in Section 6.4(i), the determination of the Final Balance Sheets, the Final Calculation Statement and the resulting Purchase Price Adjustment shall not preclude the Buyer from pursuing indemnification pursuant to Article VI.

2.5 Escrow.

(a) As set forth in Section 2.3(b)(iv), at or prior to the Closing, the Buyer shall deposit the Escrow Funds with the Escrow Agent.  The Escrow Funds shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.  The Escrow Funds shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.

(b) Promptly following the first Business Day that is at least fifteen (15) months after the Closing Date (the “Escrow Release Date”), but in no event more than five (5) Business Days following such date, the remaining portion of the Escrow Funds not then subject to retention pursuant to the Escrow Agreement shall be released from escrow, and thereafter as further amounts of the Escrow Funds become no longer subject to retention pursuant to the Escrow Agreement, such amounts shall be released from escrow, in each case upon demand by the Seller Representative made pursuant to the Escrow Agreement.  Notwithstanding the foregoing, the following amounts (collectively the “Supplemental Escrow Retention”) shall be retained in escrow after the Escrow Release Date, in addition to any other portion of the Escrow Funds then subject to retention pursuant to the Escrow Agreement:  (i) if any litigation set forth on Schedule 6.2(f) has not been completely resolved by the Escrow Release Date, $9,305,885 and 151,871 shares of Buyer Common Stock (collectively, the “Special Litigation Retention”), in respect of such litigation, and (ii) 151,871 shares of Buyer Common Stock (the “Surviving Representation Retention”), in respect of the Seller Surviving Representations.  If the amounts of cash and Buyer Common Stock then comprising the Escrow Funds are insufficient to fully fund the Supplemental Escrow Retention, then the remaining amounts of cash and Buyer Common Stock comprising the Escrow Funds shall be retained, and if additional amounts thereafter become no longer subject to retention under the Escrow Agreement, such amounts shall be added to the amounts actually retained up to the full amounts contemplated for the Supplemental Escrow Retention.  Promptly following the end of the survival period specified in Section 6.4(g), but in no event more than five (5) Business Days following the end of such survival period, any then-remaining portion of the Special Litigation Retention shall be released from escrow, except to the extent that doing so would reduce the remainder of the Supplemental Escrow Retention to an amount less than the amount of the Surviving Representation Retention, net of any prior claims paid therefrom.  Promptly following the first Business Day that is at least thirty (30) months after the Closing Date, but in no event more than five (5) Business Days following such date, any then-remaining portion of the Surviving Representation Retention not then subject to retention pursuant to the Escrow Agreement shall be released from escrow.

(c) For purposes of Section 2.5(b), and subject to the Escrow Agreement, (i) any amounts released from escrow shall be distributed by the Escrow Agent to the Seller Representative for further distribution to the Sellers in accordance with the Escrow Agreement and the allocations set forth on Schedule 2.3(b), (ii) the value of each share of Buyer Common Stock released from escrow to any Buyer Indemnified Person pursuant to Article VI shall be deemed to equal the Reference Share Price, (iii) except in the case of releases from the Supplemental Escrow Retention in respect of Seller Surviving Representations, any cash and Buyer Common Stock released from escrow shall, to the extent possible, be released in the same proportions as the Closing Consideration was comprised of cash and Buyer Common Stock, respectively, and (iv) in the case of releases from the Supplemental Escrow Retention in respect of Seller Surviving Representations, only Buyer Common Stock shall be released, not cash.

2.6 Seller Representative.

(a) The Sellers hereby appoint Christopher A. Ruud as their sole and exclusive agent, representative and attorney-in-fact and authorize him to act for and on behalf of each and all of the Sellers (with full power of substitution) with respect to all matters arising in connection with the Escrow Agreement or any amounts (including consideration and indemnification) payable in connection with this Agreement (the above-named representative, or any subsequent representative duly appointed, the “Seller Representative”), which shall include the power to (i) make, execute, deliver and perform the Payoff Side Letter and Escrow Agreement and such amendments of and supplements to the Payoff Side Letter and Escrow Agreement or any other agreements, instruments or documents relating to the Payoff Side Letter and Escrow Agreement that the Seller Representative may consider necessary or appropriate and not materially adverse to the Sellers’ interests thereunder, such authority to be conclusively evidenced by the execution and delivery thereof and (ii) receive funds, make payments of funds, and give receipts for funds and to receive funds for the payment of expenses of the Sellers and apply such funds in payment for such expenses.  Each Seller acknowledges and agrees that such appointment is irrevocable and coupled with an interest.  The Buyer shall be entitled to rely on such appointment and treat the Seller Representative as the duly appointed sole and exclusive attorney-in-fact of each Seller for all such purposes.  All actions, notices, communications and determinations by or on behalf of the Sellers in accordance with this Agreement and the Escrow Agreement shall be given or made by the Seller Representative, and all such actions, notices, communications and determinations by the Seller Representative shall be deemed conclusively to have been authorized by, and shall be binding upon, each of the Sellers.

(b) Any payments by the Buyer under this Agreement into the account designated by the Seller Representative shall constitute payment by the Buyer to each Seller and satisfaction of the Buyer’s obligation to pay such amount hereunder and the Buyer shall have no further liability with respect thereto.  After such payment by the Buyer, the Seller Representative shall be solely responsible for allocating and distributing to each Seller such Seller’s share of the Purchase Price from the Seller Representative’s account and the Buyer will have no further liability to the Sellers with respect to such payment.

(c) The Seller Representative shall be entitled to reimbursement and/or payment from the Sellers (pro rata based upon their ownership of the Shares as of immediately prior to the Closing) for any fees, expenses or costs he incurs in exercising or performing his rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant hereto by or on behalf of the Sellers. The Seller Representative, if he determines in his good faith discretion, shall be entitled to withhold or otherwise retain funds otherwise due the Sellers whether from the Escrow Funds, to the extent the Sellers are entitled to amounts therein, or otherwise in a separate account to cover any fees, expenses or costs he incurs in exercising or performing his rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant hereto by or on behalf of the Sellers.

(d) The Seller Representative shall not be liable to any Seller for any act done or omitted hereunder as the Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  Each Seller shall jointly and severally indemnify the Seller Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(e) If Christopher A. Ruud resigns as the Seller Representative or becomes legally incapacitated, then a successor Seller Representative may be appointed by a majority in interest of the Sellers.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers jointly and severally represent and warrant to the Buyer as follows:

3.1 Ownership of Stock.  Each Seller is the record and beneficial owner, free and clear of all Encumbrances, of the number of Shares listed opposite such Seller’s name on Schedule 3.1.

3.2 Organization, Qualification and Power; Subsidiaries.

(a) Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Schedule 3.2 sets forth for the Company and each of its Subsidiaries such entity’s name, its jurisdiction of organization, its form of organization, its officers and directors, and the record owners of all of its issued and outstanding shares of capital stock or other equity interests.  The Company has delivered or made available to the Buyer true, complete and correct copies of the Organizational Documents of each of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions in its respective Organizational Documents.

(b) Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and use its assets and properties and to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly licensed and qualified to do business as a foreign entity and is in good standing in the state(s), countries and other jurisdictions in which the Company or such Subsidiary is required to be so licensed and qualified, except for any such failures to be so duly licensed and qualified and in good standing that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Other than the entities listed on Schedule 3.2, the Company does not, directly or indirectly, own or have the right or the obligation to acquire any capital stock, equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any capital stock, equity or similar interest in, any Person.  Except as set forth on Schedule 3.2, none of the Company’s Subsidiaries directly or indirectly owns or has the right or the obligation to acquire any capital stock or other equity interest in any Person.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000 shares of common stock, par value $0.01 per share (the “Company Stock”), consisting of 3,500 authorized shares of Class A Voting Stock, par value $0.01 per share (the “Class A Stock”), and 196,500 authorized shares of Class B Nonvoting Stock, par value $0.01 per share (the “Class B Stock”), of which 3,404 shares of Class A Stock and 170,200 shares of Class B Stock are issued and outstanding (the “Shares”). All of the Shares have been duly authorized and are validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, the Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with all applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which the Company or any Seller is or was a party or subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.  There are no outstanding declared but unpaid dividends relating to any of the Company Stock.

(d) Schedule 3.3 sets forth the number of authorized, issued and outstanding shares of capital stock or other equity interests of each class and the amount of capital stock or other equity interests unissued and reserved for any purpose for each of the Company’s Subsidiaries.  All of the outstanding capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Schedule 3.3, is wholly owned by the Company of record and beneficially, free from all Encumbrances of any kind.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any of the Company’s Subsidiaries is a party or by which it is bound obligating any of the Company’s Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any capital stock or other equity interest of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Company’s Subsidiaries.

3.4 Authority; No Conflict.

(a) This Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of each of the Sellers and the Seller Representative, enforceable against each of the Sellers and the Seller Representative a party thereto in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or by general equitable principles.  Each of the Sellers and the Seller Representative has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents and to perform his, her or its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the other Transaction Documents by each of the Sellers and the Seller Representative a party thereto, and their consummation of the transactions contemplated hereby and thereby by each of them, have been duly and validly authorized by all action required of each of the Sellers and the Seller Representative by applicable Law or otherwise.

(b) Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation or performance of any of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, any Subsidiary of the Company, or any Seller;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental or Regulatory Authority or other Person the right to exercise any remedy or obtain any relief under, any Law or any Order to which any member of the Company Group or any Seller, or any of the assets owned or used by the Company Group, may be subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by the Company Group or that otherwise relates to the business of, or any of the assets owned or used by, the Company Group;

(iv) contravene, conflict with or result in a violation of, give any Person the right to exercise any right under, or give rise to any obligation under any Material Contract to which any entity within the Company Group, or any Contract to which any Seller or the Seller Representative, is a party; or

(v) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the assets owned or used by the Company Group.

Except as set forth in Schedule 3.4 and the notice and filing required under or in relation to the HSR Act, neither the Company Group nor any Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or any other Transaction Document.

3.5 Legal Proceedings; Orders.

(a) Except as set forth on Schedule 3.5(a), there are no pending Legal Proceedings, and, to the Company’s Knowledge, no Person has threatened, orally or in writing, to commence any Legal Proceedings (other than Legal Proceedings where the sole relief sought is monetary damages in an amount less than $50,000) that (i) involve the Company Group or any of the assets owned or used by the Company Group or any Person whose liability the Company Group has or may have retained or assumed contractually or by operation of Law or otherwise or (ii) challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with, the transactions contemplated by this Agreement and the other Transaction Documents.  Except as set forth on Schedule 3.5(a), no event has occurred, and to the Company’s Knowledge no claim, dispute or other condition or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) Except as set forth in Schedule 3.5(a) or 3.5(b), in the three year period prior to the date hereof, there has been no resolution or settlement of any Legal Proceeding against the Company Group or against any Seller or any officer or director of any member of the Company Group concerning the Company Group or any of the assets owned or used by the Company Group (i) involving a payment in excess of $150,000 or (ii) resulting in injunctive or equitable relief (A) against the Company Group or (B) affecting any of the assets owned or, to the Company’s Knowledge, used by the Company Group.

(c) There is no Order to which the Company Group, or any of the assets owned or used by the Company Group, is subject.  None of the Sellers is subject to any Order that relates to the Company Group or to any of the assets owned or used by the Company Group.  To the Company’s Knowledge, no officer or other employee of the Company Group is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company Group.

3.6 Financial Statements.  The Sellers have delivered to the Buyer true and correct copies of (a) the Company’s audited consolidated balance sheets as of October 31, 2009 and October 30, 2010 (such latter date, the “Company Audited Balance Sheet Date, and the audited consolidated balance sheet as of the Company Audited Balance Sheet Date, the “Company Audited Balance Sheet”) and the related consolidated statements of operations, cash flows and stockholders’ equity for the fiscal years then ended and the notes thereto (the “Company Audited Financial Statements”); (b) the Company’s unaudited consolidated balance sheet as of June 26, 2011 (the “Company Interim Balance Sheet”) and the consolidated statements of operations, cash flows and stockholders’ equity for the eight (8) months then ended and the notes thereto; (c) the unaudited consolidated balance sheet of the Company as of May 28, 2011 (together with the financial statements set forth in subclause (b), the “Company Interim Financial Statements”; and the Company Interim Financial Statements and the Company Audited Financial Statements, the “Company Financial Statements”); (d) E-conolight LLC’s audited balance sheets as of March 29, 2010 and December 26, 2010 (such latter date, the “E-conolight Audited Balance Sheet Date,” and the audited balance sheet as of the  E-conolight Audited Balance Sheet Date, the “E-conolight Audited Balance Sheet” and, together with the Company Audited Balance Sheet, the “Audited Balance Sheets”) and the related statements of operations, members’ equity and cash flows for the period ended December 26, 2010 and the notes thereto (the “E-conolight Audited Financial Statements” and, together with the Company Audited Financial Statements, the “Audited Financial Statements”); (e) E-conolight LLC’s unaudited balance sheet as of June 26, 2011 (the “E-conolight Interim Balance Sheet” and, together with the Company Interim Balance Sheet, the “Interim Balance Sheets”) and the related statements of operations, members’ equity and cash flows for the six (6) months then ended and the notes thereto; and (f) the unaudited balance sheet of E-conolight LLC as of May 28, 2011 (together with the financial statements set forth in subclause (e), the “E-conolight Interim Financial Statements”; the E-conolight Interim Financial Statements and the E-conolight Audited Financial Statements, the “E-conolight Financial Statements; the Company Interim Financial Statements and the E-conolight Interim Financial Statements, the “Interim Financial Statements”; and the Company Financial Statements and the E-conolight  Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods involved, and fairly present in all material respects the consolidated financial condition of the Company and E-conolight LLC, as applicable, as of their respective dates and the consolidated results of operations and cash flows of the Company and E-conolight LLC, as applicable, for the periods indicated, except that the Interim Financial Statements are subject to normal and recurring year-end adjustments that were or will not be material in amount or effect and, with respect to the unaudited consolidated balance sheets of the Company and E-conolight as of May 28, 2011, for the absence of footnote disclosures.

3.7 Title to Assets; Real Property.

(a) The Company Group has good and marketable (and, in the case of owned real property, good and marketable fee simple) title to, or a valid leasehold interest in, all real and personal property, and other assets reflected on the Audited Financial Statements or acquired after the Company Audited Balance Sheet Date, other than properties and assets sold, collected, realized or otherwise disposed of, and Contracts fully performed, in the Ordinary Course of Business since such date. Except as set forth on Schedule 3.7(a), all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b) Schedule 3.7(b) lists (i) the street address of each parcel of real property owned, leased or used by the Company Group; (ii) if such property is leased or subleased by the Company Group, the landlord under the lease, the rental amount currently being paid and the expiration of the term of such lease or sublease for each leased or subleased property; (iii) the current use of such property; and (iv) all Contracts concerning the occupancy, management or operation of such property. With respect to owned real property, the Sellers have delivered or made available to the Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable member of the Company Group acquired such real property, and, to the Company’s Knowledge, copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company Group and relating to the owned real property. With respect to leased real property, to the Company’s Knowledge, the Sellers have delivered or made available to the Buyer true, complete and correct copies of any leases affecting the real property. The Company Group is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property. Except as set forth on Schedule 3.7(b), the use and operation of the real property in the conduct of the Company Group’s business do not violate any applicable Law, Order, covenant, condition, restriction, easement, license, Permit or agreement. No material improvements constituting a part of the real property owned or, to the Company’s Knowledge, leased or used by the Company Group encroach on real property owned or leased by a Person other than a member of the Company Group. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the real property required to be listed on Schedule 3.7(b) or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.8 Accounts Receivable; Inventories; Intercompany Receivables/Payables.

(a) Set forth on Schedule 3.8(a) is a list of all the accounts receivable of the Company Group, and an aging schedule relating thereto, as of June 26, 2011.  Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”) are valid and subsisting, and except as set forth on Schedule 3.8(a) all such Accounts Receivable arose in bona fide transactions in the Ordinary Course of Business.  Except to the extent of the allowance for doubtful accounts on the Interim Balance Sheets or except as set forth on Schedule 3.8(a), the Accounts Receivable are fully collectible, and no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other Encumbrance.  No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth on Schedule 3.8(a).

(b) Except as set forth on Schedule 3.8(b), the inventories of the Company Group are of a quality and quantity useable and saleable in the Ordinary Course of Business, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving, lower of cost or market and other reserves required under GAAP, consistently applied.  Such allowances have been calculated in accordance with GAAP, consistently applied, and in a manner consistent with the past practices of the Company Group.  None of the inventory of the Company Group is held on consignment, or otherwise, by third parties.

(c) There are no amounts owed by any member of the Company Group to E-conolight LLC, and the only amounts owed by E-conolight LLC to any member of the Company Group are trade payables or amounts due the Company Group from E-conolight LLC under the terms of the Shared Services Agreement dated March 29, 2010 between the Company and E-conolight LLC, in each case that arose in the Ordinary Course of Business.

3.9 Condition and Sufficiency of Assets.  Schedule 3.9 sets forth a complete and accurate list of all buildings, plants, structures, equipment and other tangible assets owned, leased or used by the Company Group.  Each of the assets required to be listed on Schedule 3.9 is in good operating condition (ordinary wear and tear excepted) and adequate for the uses to which it is being put, and, to the Company’s Knowledge, none of such assets is in need of maintenance or repairs. The buildings, plants, structures, equipment and other tangible assets of the Company Group, together with all other properties and assets of the Company Group (including leases and licenses), include all assets that are material to or necessary for the continued conduct of the Company Group’s business after the Closing in substantially the same manner as conducted during the twelve (12) months preceding the Closing.

3.10 Absence of Undisclosed Liabilities.  Except (a) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Interim Balance Sheets or (b) as otherwise reflected in the Interim Financial Statements or on Schedule 3.10, the Company does not have any liability or obligation of any nature, whether known or unknown, direct, indirect, accrued, contingent or otherwise, in excess of $250,000. The Company does not utilize “off balance sheet” arrangements.  Except as set forth on Schedule 3.10, the Company Group does not have any Indebtedness other than the Payoff Indebtedness; provided, however, that Schedule 3.10 sets forth any Indebtedness that would have been outstanding at Closing had it not been paid off by the Buyer pursuant to the Payoff Side Letter.

3.11 Absence of Certain Changes or Events.  Except as set forth on Schedule 3.11, since the Company Audited Balance Sheet Date, the Company Group has conducted its operations in the Ordinary Course of Business and there have not been any events, conditions, developments or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.  Since the Company Audited Balance Sheet Date, the Company Group has used all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.  Furthermore, except as disclosed in Schedule 3.11, from the Company Audited Balance Sheet Date until the Closing, there has not been any:

(a) change in the Company Group’s ownership;

(b) issuance, sale, pledge, transfer, disposition or creation of an Encumbrance on any shares of capital stock or other equity interests in the Company or its Subsidiaries or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares, equity interests or other securities;

(c) amendment to the Organizational Documents of any member of the Company Group;

(d) payment or declaration of any dividend, distribution or other entitlement (whether in cash, stock or property) in respect of any of the capital stock of the Company;

(e) payment or increase by the Company Group of any bonus, salary or other compensation to any shareholder, officer, director or employee or entry into any employment, severance or similar Contract with any officer, director or employee, except in the Ordinary Course of Business, or forgiveness of any outstanding loans or extension of credit to any shareholder, officer, director or employee other than advances for travel and entertainment to employees in the Ordinary Course of Business;

(f) material alteration of or material departure from the Company Group’s historical practices with respect to collection of accounts receivable, prepayment of expenses,

accumulation of inventory, payment of liabilities, or offering of discounts or other sales incentives;

(g) material write-down or write-off of, or material increase in any allowance or reserve with respect to, the Company Group’s accounts receivable, inventories or other assets;

(h) entry into, extension of, modification to, termination of or receipt of notice of termination of any Contract that is or would constitute (or would have constituted, if still in effect) a Material Contract, except for extensions or modifications in the Ordinary Course of Business;

(i) incurrence of any Indebtedness, other than the Falcon Acquisition Indebtedness or the Payoff Indebtedness and other than any draws on or payments with respect to the Company Group’s revolving loans and letters of credit arising in the Ordinary Course of Business;

(j) material loan, advance or capital contribution to, or material investment in, any other Person;

(k) sale (other than sales of inventories or disposals of assets and replacements thereof in the Ordinary Course of Business), abandonment or other disposition of any material asset or material property of the Company Group; or the incurrence, assumption or creation of any Encumbrance (other than Permitted Encumbrances and other than purchase money security interests in connection with capital expenditures) on any such material asset or material property;

(l) cancellation, release, discount, compromise, or waiver of any claims or rights with a value to the Company Group in excess of $150,000 other than for fair value in the Ordinary Course of Business;

(m) discontinuance or change involving an amount in excess of $150,000 in any of the terms of any relationship of the Company Group with any of its customers or suppliers (or an indication by any customer or supplier of an intention to discontinue or change the terms of any such relationship which change involves an amount in excess of $150,000);

(n) change in the accounting or financial methods, principles, procedures or practices used by the Company Group, except as required by GAAP or previously disclosed in writing to the Buyer;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or Consent to the filing of any bankruptcy petition against the Company Group under any similar Law;

(p) acceleration or deferral of any material obligation or payment by or to the Company Group; or

(q) entry into any Contract by the Company Group to do any of the foregoing.

3.12 Compliance with Applicable Laws; Permits.

(a) Except as set forth on Schedule 3.12(a), the Company Group is, and at all times has been, in compliance with all applicable Laws.  The Company Group has not received any notice or other written communication from any Governmental or Regulatory Authority regarding any actual or alleged violation of, or failure to comply with, any Law.  Without limiting the foregoing:

(i) The Company Group has not engaged, nor, to the Company’s Knowledge, has any shareholder, officer, director, partner, employee or agent of the Company Group engaged on behalf of a member of the Company Group, in any act or practice which constitutes a violation of the FCPA.

(ii) The Company Group has at all times conducted its export transactions in accordance with (i) all applicable U.S. Trade Laws and (ii) all other applicable import/export control Laws in other countries in which the Company Group conducts business. Without limiting the foregoing:

(A) the Company Group has complied with applicable Laws in respect of obtaining or making, or relating to, export licenses, license exceptions and other Permits, Orders, notices, authorizations, registrations, declarations and filings with Governmental or Regulatory Authorities in respect of (A) the export and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(B) the Company Group is in compliance with the terms of all applicable Export Approvals;

(C) there are no pending or, to the Company’s Knowledge, threatened claims against the Company Group with respect to such Export Approvals; and

(D) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the export transactions of the Company Group that are reasonably likely to give rise to any future claims under (i) applicable U.S. Trade Laws and (ii) all other applicable import/export control Laws in other countries in which the Company Group conducts business.

(b) The Company Group has all Permits necessary to conduct and operate its business, except for Permits the absence of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Schedule 3.12(b) contains an accurate and complete list of all material Permits used in the operation of the business of the Company Group or otherwise held by the Company Group.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  All of such Permits are in full force and effect and not subject to any current default that would reasonably be expected to be material to the Company Group or, to the Company’s Knowledge, any right of cancellation, termination or revocation.

(c) Each member of the Company Group is in compliance in all material respects with the Organizational Documents of each such member.

(d) During the last three (3) years, no member of the Company Group has been a “Contractor” within the meaning of Federal Acquisition Regulation Section 9.403 (48 C.F.R. §9.403).  During the last five (5) years, no member of the Company Group nor. to the Company’s Knowledge, any employee of or consultant to the Company Group (i) has been debarred, suspended, proposed for debarment or suspension, excluded or disqualified under the nonprocurement common rule, or otherwise declared ineligible to do business with the United States Government or any other Governmental or Regulatory Authority or (ii) has been the subject of a finding of nonresponsibility on any bid or proposal in connection with any contracting opportunity with the United States Government or any other Governmental or Regulatory Authority.

3.13 Material Contracts.

(a) Schedule 3.13(a) lists each of the following Contracts of the Company Group (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property listed or otherwise disclosed in Schedule 3.7(b) and all Contracts relating to Intellectual Property set forth in Schedule 3.14(d), being “Material Contracts”):

(i) each Contract of the Company Group involving aggregate consideration in excess of $150,000;

(ii) all Contracts that require the Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that contain “most favored nation” or similar provisions that could require the Company Group to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons;

(iv) all Contracts that provide for indemnification by the Company Group or for the Company Group’s assumption of any Tax, environmental or other liability of any other Person that is material to the Company Group’s business;

(v) all Contracts that relate to the acquisition or disposition of any material business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) to which the Company Group is a party;

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company Group is a party that (A) involve payments in any twelve (12) month period of more than $150,000, (B) contain exclusivity provisions or (C) are not terminable within ninety (90) days without cost to the Company Group;

(vii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company Group is a party providing for payments in any twelve (12) month period of more than $100,000;

(viii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees) of the Company Group;

(ix) all Contracts with any Governmental or Regulatory Authority to which the Company Group is a party;

(x) all Contracts that limit or purport to limit the ability of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) any Contracts to which the Company Group is a party that provide for any joint venture, partnership or similar arrangement by the Company Group;

(xii) all Contracts between any member of the Company Group and any Seller or any Affiliate of any Seller (other than a member of the Company Group); and

(xiii) all collective bargaining agreements or Contracts with any labor organization, union, works council or similar association to which a member of the Company Group is a party.

(b) Each Material Contract is in full force and effect and is legal, valid, binding and enforceable against the member of the Company Group party thereto and, to the Company’s Knowledge, the other party or parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the applicable member of the Company Group nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or, to the Company’s Knowledge, received any notice of any intention to terminate or change the scope of rights in any material respect under, any Material Contract.  To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be likely to constitute an event of default under any Material Contract, would reasonably be likely to result in a termination thereof or would reasonably be likely to cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder. The Sellers have provided, or made available to, the Buyer true, complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder), whether written or oral.

3.14 Intellectual Property.

(a) Except as set forth on Schedule 3.14(a), the Company Group owns, licenses, sublicenses or otherwise possesses legally enforceable rights to all Intellectual Property used in the business of the Company Group as currently conducted, free and clear of all Encumbrances (other than restrictions imposed by Contracts pursuant to which the Company Group is authorized to use Third Party Intellectual Property).  The Company Intellectual Property, together with the Third Party Intellectual Property licensed by the Company Group to which the Company Group has legally enforceable non-exclusive rights, constitutes all of the Intellectual Property necessary for the Company Group to conduct its business as currently conducted.

(b) Except as set forth on Schedule 3.14(b), neither the execution and delivery of this Agreement by the Company nor the consummation by the Sellers of the transactions contemplated hereby will result in (i) the breach of, loss or diminution of rights in, or create on behalf of any third party the right to create, terminate or modify, (A) any Company Intellectual Property or any license, sublicense or other Contract relating to any Company Intellectual Property or (B) any license, sublicense or other Contract to which a member of the Company Group is a party and pursuant to which such Person is authorized to use any Third Party Intellectual Property, excluding generally commercially available, off-the-shelf software programs or (ii) any obligation for the payment of fees, penalties, royalties or expenses in excess of $100,000 that would not have been payable absent this Agreement and the consummation of the transactions contemplated hereby.

(c) The Company Group is the exclusive licensee for all fields, uses and applications of all Company Intellectual Property that is not owned by the Company Group, and is the sole owner of all Company Intellectual Property that is owned by the Company Group. Except as set forth in Schedule 3.14(c), the Company Group has not (i) transferred to any third party ownership of, or granted to any third party any exclusive license of or exclusive right to use, or authorized the retention by any third party of any exclusive rights to use or joint ownership of, any Company Intellectual Property, or (ii) to the Company’s Knowledge, permitted the Company Group’s rights in any Company Intellectual Property to enter into the public domain.  Except as set forth in Schedule 3.14(c) or Schedule 3.14(d), the Company Group is not required to make any payments of any kind (including royalties, profit sharing, commissions, fees or otherwise) in excess of $100,000 during any twelve (12) month period to any third party for the Company Group’s ownership or exploitation of any Company Intellectual Property or of any Third Party Intellectual Property in the conduct of the business of the Company Group as currently conducted.

(d) Schedule 3.14(d) sets forth a complete and accurate list of all Contracts pursuant to which the Company Group has obtained from or granted to any third party any rights with respect to any Company Intellectual Property or any Third Party Intellectual Property (excluding generally commercially available, off-the-shelf software programs but including non-assertion, settlement, coexistence and consent agreements).  No Contract relating to any Intellectual Property to which the Company Group is a party or is bound is in breach or default by the Company Group, nor, to the Company’s Knowledge, any other party thereto, and no event has occurred that with notice or lapse of time or both would be reasonably likely to constitute such a breach or default thereunder by the Company Group or, to the Company’s Knowledge, any other party thereto, in each such case which breach or default is or would reasonably be expected to be material to the Company Group.

(e) Schedule 3.14(e) sets forth a complete and accurate list of all Company Intellectual Property which is Registered Intellectual Property or which is the subject of an application for registration, by name, number, jurisdiction, status, expiration date and owner.  All Company Intellectual Property which is Registered Intellectual Property has been prosecuted and maintained in compliance in all material respects with all applicable Laws, is subsisting and, to the Company’s Knowledge, is valid and enforceable. All necessary payments have been made and all necessary documents and certificates have been filed with the applicable authorities for purposes of maintaining such Registered Intellectual Property, and except as set forth in Schedule 3.14(e), no such payments are due or filings are required within the three (3) months after the date hereof.  Except as set forth in Schedule 3.14(e), the ownership of all right, title and interest in all Company Intellectual Property that is Registered Intellectual Property has been recorded with the applicable Governmental or Regulatory Authority solely in the name of the applicable member of the Company Group or applicable assignment documents from the owner to the applicable member of the Company Group have been properly recorded.  Schedule 3.14(e) sets forth a complete and accurate list of all Third Party Intellectual Property (excluding generally commercially available, off-the-shelf software programs but including non-assertion, settlement, coexistence and consent agreements) that is material to and used in the conduct of the business of the Company Group as currently conducted.

(f) Except as set forth on Schedule 3.14(f), to the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property.  Except as set forth on Schedule 3.14(f), the Company Group has not asserted or threatened in writing in the prior five (5) years any claim against any third party alleging the same.

(g) Except as set forth on Schedule 3.14(g), the conduct of the business of the Company Group, including the use, provision, support, reproduction, making, distribution, marketing, sale, license or display of the Company Group’s products, has not infringed, violated or constituted a misappropriation of, and does not as currently conducted infringe, violate or constitute a misappropriation of, any Intellectual Property of any third party.  Except as set forth on Schedule 3.14(g), the Company Group has not received any claim or notice since January 1, 2008 alleging any infringement, violation or misappropriation of or offering to enter into a license to any Intellectual Property.

(h) There are no Open Source Licenses to which the Company Group is a party or is bound or which relate to any of the Company Group’s products or services.  The Company Group does not own, use, maintain or distribute any software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) so as to give rise to any obligation on the part of the Company Group (i) to disclose or distribute any software owned by the Company Group in source code form, (ii) to license any software owned by the Company Group for the purpose of making derivative works or (iii) to distribute any software owned by the Company Group without charge. The Company Group has not granted any rights in any source code to any third party or entered into any source code escrow agreements.

(i) The Company Group has taken commercially reasonable measures to own, protect, preserve, police, safeguard and maintain (including through the use of non-disclosure and Intellectual Property assignment agreements) the confidentiality of all Company Intellectual

Property of a confidential nature not otherwise disclosed in published patents or patent applications, and there has been no breach of these measures that has had or would reasonably be expected to have a Material Adverse Effect on the Company Group

(j) No current or former employee of or consultant to the Company Group has provided the Company Group with written notice of any claims that it owns any rights, title or other interest in any Intellectual Property conceived or developed in the course of performing services for the Company Group nor, to the Company’s Knowledge, has any of them made application for registration of (without executing a written assignment to the Company Group) any such Intellectual Property or any other Intellectual Property used by the Company Group.  Except as set forth in Schedule 3.14(a), all Intellectual Property created by or for the Company Group (including computer software and the source code thereof) is validly owned by the Company Group.

(k) No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental or Regulatory Authority or funding from third parties (other than private investors, lenders and other similar non-governmental funding sources) was used in the development of the Company Intellectual Property and no Governmental or Regulatory Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(l) Schedule 3.14(l) generally describes all Personally Identifiable Information collected by the Company Group through Internet websites owned, maintained or operated by the Company Group (“Company Sites”) and through any products or services provided to customers of the Company Group.  The Company Group has complied with all applicable Laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company Group in any manner or maintained by third parties having authorized access to such information.  Copies of all current and prior (beginning with 2009) privacy policies of the Company Group that apply to the Company Sites or the Company Group’s products or services are attached in Schedule 3.14(l).

(m) The Company Group has taken commercially reasonable measures to ensure that any Personally Identifiable Information collected by the Company Group is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the Company’s Knowledge, there has been no unauthorized access to or other misuse of any such Personally Identifiable Information.

(n) The Company Group has taken commercially reasonable measures to safeguard the information technology systems of the Company Group, each of which operates and performs in all material respects in accordance with their documentation and functional specifications.  To the Company’s Knowledge, there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company Group.  The Company Group has commercially reasonable disaster recovery and security plans, procedures and facilities.

(o) The Company has advised the Buyer separately in writing of each “freedom to operate” or other written legal opinion of patent counsel procured by the Company Group relating to any products or any inventions embodied therein that have been conceived, designed, created, developed, assembled or manufactured by the Company Group, or any apparatus, method or process, or any inventions embodied therein, used by the Company Group.

3.15 Environmental Matters.

(a) Except as set forth on Schedule 3.15(a), the Company Group (including, for all purposes of this Section 3.15, to the Company’s Knowledge, any predecessor of any member of the Company Group) is currently and has at all times been in compliance with all Environmental Laws.  Except as set forth on Schedule 3.15(a), the Company has not received, and to the Company’s Knowledge, is not reasonably likely to receive, any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is reasonably likely to be the source of ongoing material obligations or material requirements of the Company Group.

(b)  Schedule 3.15(b) sets forth each of the Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company Group as operated as of the Closing Date.  The Company Group is in compliance with each such Environmental Permit, each such Environmental Permit is in full force and effect, and the Company Group has not received any Environmental Notice or written communication regarding any adverse change in the status or terms or conditions of any such Environmental Permit.  The Company Group has undertaken all measures reasonably necessary to facilitate any transfers of such Environmental Permits resulting from or required by applicable Law in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  To the Company’s Knowledge, such Environmental Permits will not be affected or made subject to any loss, limitation or obligation to reapply as a result of the consummation of the transactions contemplated hereby.

(c)  No real property currently or, to the Company’s Knowledge, formerly owned, operated or leased by the Company Group is listed on, or, to the Company’s Knowledge, has been proposed for listing on, the National Priorities List (CERCLIS) as established by the United States Environmental Protection Agency (“NPL List”) or any similar state list.

(d)  Except as set forth on Schedule 3.15(d), there has been no Release of Hazardous Material with respect to the business or assets of the Company Group or involving any real property currently or formerly owned, operated or leased by the Company Group for which the Company Group is legally or contractually responsible, and the Company Group has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company Group (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which is reasonably likely to result in an Environmental Claim against, or a violation of Environmental Law by, the Company Group or termination of any Environmental Permit.

(e) Schedule 3.15(e) contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks operated by or located at, on or under any real property currently or formerly owned, operated or leased by the Company Group for which the Company Group is legally or contractually responsible.

(f) Schedule 3.15(f) contains a complete and accurate list of all off-site Hazardous Material treatment, storage or disposal facilities or locations used by the Company Group over the five year period preceding the Closing Date, and none of these facilities or locations has been placed or, to the Company’s Knowledge, proposed for placement on the NPL List, under CERCLA, or any similar state list, and the Company Group has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Material treatment, storage or disposal facilities or locations used by the Company Group or any such predecessor.

(g)  The Company Group has not retained or assumed, by Contract, operation of Law or otherwise, any liabilities or obligations of third parties under any Environmental Law.

(h) The Company has provided or made available to the Buyer (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company Group or any currently or formerly owned, operated or leased real property which are Known to, or in the possession or control of, the Sellers or the Company Group related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Material and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(i) To the Company’s Knowledge, no condition, event or circumstance exists concerning the Release or regulation of Hazardous Material that is reasonably likely to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company Group as currently conducted.

(j) The Company Group owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Schedule 3.15(j)) and the Company Group has not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any such Environmental Attributes as of the date hereof. To the Company’s Knowledge, no condition, event or circumstance is reasonably likely to prevent, impede or materially increase the costs associated with the use of any Environmental Attributes resulting from or required by applicable Law in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

3.16 Books and Records.  The books of account and other financial records of the Company Group, all of which have been made available to the Buyer, (a) are complete and correct in all material respects; (b) represent actual, bona fide transactions; and (c) have been maintained in accordance with sound business practices.  The system of internal control over financial reporting used by the Company Group is sufficient in all material respects to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The minute books of the Company Group, all of which have been made available to the Buyer, contain accurate and complete records in all material respects of all meetings held and actions taken by the shareholders or equity owners of the Company Group and the boards of directors (or similar governing bodies) of the Company Group and any committee thereof.

3.17 Employee Benefits.

(a) Schedule 3.17(a) sets forth all Company Plans.  There are no other Plans under which the Company Group has any material liability.  The Company Group has no Contract or plan, whether legally binding or otherwise, to create any Plan other than as listed on Schedule 3.17(a) or to modify any existing Company Plan.

(b) The Company has furnished or made available to the Buyer a true, correct and complete copy of the plan document for each Company Plan and all material documents related to each such Plan, including but not limited to, trust agreements, insurance contracts, policies and related insurer documents, determination letters from the Internal Revenue Service (and, if a request for such a letter is pending, a copy of such request), summary Plan descriptions, the last three years’ Form 5500s, written summaries of any non-written Company Plan and the most recent actuarial statements and financial statements, as applicable.

(c) Each Company Plan has been and presently is in compliance in all material respects, both in form and operation, with the applicable provisions of ERISA, the Code and all other applicable Laws and the regulations issued thereunder, and each of the Company Plans has been and presently is being operated in compliance in all material respects with the terms of the operative Company Plan documents.

(d) Each of the Company Plans that is intended to be a qualified Plan pursuant to Code §401(a) is so qualified and either has received a favorable determination letter to such effect, or is in the form of a prototype, master or volume submitter Plan document that has a current letter from the Internal Revenue Service stating that the language of such Plan document meets the qualification requirements of Code §401(a) and the Company Group is entitled to reliance on such letter with regard to such Company Plan, and, to the Company’s Knowledge, no action or amendment has been taken or made to adversely affect such determination letter or reliance on such letter.

(e) All reports required by any Governmental or Regulatory Authority and disclosures required to be made to participants and beneficiaries with respect to the Company Plans have been timely filed or made.

(f) All required contributions, premiums or other payments for the Company Plans attributable to all periods prior to the Closing have been made on a timely basis and within the time limits prescribed by ERISA or other applicable Law.

(g) Neither the Company Group nor any other corporation, trade or business under common control with the Company (as determined under Code §414(b) and (c)) has established, maintained or contributed to, or had any obligation to establish, maintain or contribute to (i) any Plan that is subject to Title IV of ERISA or the funding requirements of Code §412; (ii) any multi-employer plan as defined in Section 4001(a)(3) of ERISA; or (iii) any multiple employer plan as defined in Code §413(c).

(h) The Company Group has not established, maintained or contributed to, or had any obligation to establish, maintain or contribute to (i) a multiple employer welfare arrangement within the meaning of Code §3(40)(A) or (ii) or a voluntary employees beneficiary association within the meaning of Code §501(c)(9).

(i) There is no outstanding request for information or litigation concerning any of the Company Plans by participants, beneficiaries or Governmental or Regulatory Authorities (other than routine claims for benefits being reviewed pursuant to the Company Plan’s internal claim and approval process).

(j) Neither the Company Group nor, to the Company’s Knowledge, any Company Plan fiduciary (as defined in ERISA Section 3(21)), has engaged in any transaction in violation of ERISA Section 406(a) and (b) (for which no exemption exists under ERISA Section 408) or any “prohibited transaction” (as defined in Code §4975(c)(2) or Code §4975(d)).

(k) The Company Group has not provided, and the Company Group has no obligation to provide, any medical, life, or similar benefits to current or future retired or terminated employees, their spouses or dependents following termination of employment except as required in ERISA Section 601.

(l) The execution or performance of the transactions contemplated by this Agreement and the other Transaction Documents will not, except as specifically provided herein or therein, (i) entitle any current or former employee, officer, director, consultant or independent contractor of the Company Group to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of payments or compensation due any such individual or (iii) result in any prohibited transaction described in Section 406 of ERISA or Code §4975 for which an exemption is not available.

(m) The execution or performance of the transactions contemplated by this Agreement and the other Transaction Documents, except as specifically provided herein or therein, will not create, accelerate or increase any obligations under the Company Plans, nor result in any obligation to make any payment that would not be deductible as an excess golden parachute payment under Code §280G.

(n) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code §409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code §409A and Internal Revenue Service Notice 2005-1.  No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  No stock options or other equity compensation awards have been granted under any Company Plan.

(o) Except to the extent treated as a current liability in the calculation of Company Closing Working Capital or E-conolight Closing Working Capital or as set forth on

Schedule 3.17(o), the Buyer shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of the Company Group for services rendered prior to the Closing.

(p) The Sellers will work with the Buyer in good faith subsequent to Closing to take any and all reasonable corrective action as the Buyer may in good faith require in connection with the Company Plans.

3.18 Employees.

(a) Schedule 3.18(a) contains a complete and accurate list of the following information for each current employee, leased employee, and temporary or staffing agency employee of the Company Group, including each employee on leave of absence or inactive status: employer; name; job title; date of commencement of employment; immigration status; current compensation paid or payable; and vacation, sick leave and personal leave accrued as of June 30, 2011.

(b) To the Company’s Knowledge, no officer, director, agent, employee, consultant or independent contractor of the Company Group is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or independent contractor (i) to engage in or continue or perform any conduct, activity, duty or practice relating to the business of the Company Group or (ii) to assign to the Company Group or to any other Person any rights to any invention, improvement or discovery developed while acting in any capacity for or on behalf of the Company Group.  To the Company’s Knowledge, no current employee of the Company Group is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or would reasonably be expected to adversely affect the ability of the Company Group or the Buyer to conduct the business of the Company Group as currently conducted.

(c) Except as set forth on Schedule 3.18(c), to the Company’s Knowledge, there are no claims of discrimination, harassment, retaliation, workers’ compensation, wage entitlement or leave entitlement made against the Company Group or an employee thereof currently pending before a Governmental or Regulatory Authority.

(d) The Company Group has correctly classified all individuals who perform or have performed services for the Company Group, as applicable, under ERISA and the Code as common law employees, independent contractors and leased employees, as the case requires.  At all times while engaged by the Company Group, all Persons classified by the Company Group as independent contractors were independent contractors to, and not employees of, the Company Group for purposes of all applicable federal and state Laws relating to wages and hours, employee benefits, all applicable federal and state income Tax withholding requirements and any other Law or Order implicating the relationship between the Company Group and any independent contractor or consultant.

(e) To the Company’s Knowledge, no officer, employee, independent contractor, consultant or agent of the Company Group intends to terminate his or her employment or engagement by the Company Group, nor, except as contemplated hereby, does the Company Group have any present intention to terminate the employment or engagement of any of the foregoing.

(f) The Company Group is, and at all times has been, in compliance with all federal, state and local Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, mass layoffs, plant closing, and leave entitlement.

(g) Except as set forth on Schedule 3.18(g), no present or former employee of the Company Group has given written notice to the Company Group of, and, to the Company’s Knowledge, there is no reasonable basis for, any claim against the Company Group whether under Law, any employment agreement or otherwise on account of or for (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off (except as reflected in the Financial Statements); or (d) any material violation of any Law relating to minimum wages or maximum hours of work.

(h) The Company Group is not a party to any collective bargaining agreement or similar agreement with any labor organization or works council, or work rules or practices agreed to with any labor organization, works council or employee group or employee association.  None of the Company Group’s employees are represented by any labor organization or works council or employee group and, to the Company’s Knowledge, (i) there have been no union or works council organizing activities or proceedings among any such employees, (ii) there does not exist any question concerning representation with respect to such employees and (iii) no such activities or proceedings have been threatened.

(i) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout pending, and, to the Company’s Knowledge, there has been no such action threatened against or affecting the Company Group during the last three (3) years.

3.19 Insurance.  Schedule 3.19 lists (a) all policies of insurance pertaining to the Company Group, including policies covering (i) the Company Group’s public and product liability, (ii) claims and losses arising from or related to Hazardous Material, and (iii) the Company Group’s personnel, properties, real estate, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium, and (b) all insurance claims by the Company Group for damage to or loss of property or income, or against the Company Group, that have been referred to its insurers for coverage since January 1, 2009.  Each such policy is in full force and effect and is legal, valid, binding and enforceable against the Company Group and, to the Company’s Knowledge, the other party or parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).  With respect to each such policy, (w) all premiums have been fully paid; (x) the Company Group has received no written notice of cancellation or termination; (y) neither the

Company Group nor, to the Company’s Knowledge, any other party is in breach or default, and no event has occurred which, with notice or the lapse of time, would reasonably be likely to constitute such a breach or default, or permit termination or modification; and (z) the Company Group is not subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability. Such insurance policies are sufficient for compliance with all Laws applicable to the Company Group and for compliance in all material respects with the Company Group’s obligations under its Contracts.  There has been no failure to give any notice or present any claim under any insurance policy in a timely fashion or in the manner or detail required by the policy, except where the Company Group has reasonably determined that the cost of pursuing such claim together with any increase in premiums or other costs or expenses would exceed the value of the claim.  The Company Group has not been refused any property and casualty insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance since January 1, 2009, and the Company Group has been covered at all times since January 1, 2009 by insurance in scope and amount reasonable and customary for the business in which it has engaged and the nature and amount of the liabilities it has incurred or would reasonably be expected to incur. Since January 1, 2009, no written notice of cancellation or non-renewal or disallowance (other than reservation of rights by the insurer) of any material claim has been received with respect to any insurance policy of the Company Group.

3.20 Products and Services.

(a) The Company Group’s products and services sold during the prior five years conform, and have conformed at all times since production or delivery (i) in all material respects with all applicable Contractual commitments and all applicable express and implied warranties, (ii) in all material respects with the Company Group’s published product and service specifications and (iii) with all applicable Laws, certification standards and other requirements of any applicable Governmental or Regulatory Authority or third party, except in the case of (i) and (ii) for non-conformities, or returns for such non-conformities, which, in any three-month period, did not and will not exceed individually or in the aggregate the Company Group’s normal and customary rates of non-conformities, or the rates of returns related to such non-conformities, in the Ordinary Course of Business over the Company Group’s current and two preceding fiscal years.  Schedule 3.20(a) sets forth the applicable terms and conditions of each of the Company Group’s standard product and service warranties, guarantees and indemnifications that the Company Group has extended to any of its customers or other third parties, other than warranties implied by Law or as set forth in the Material Contracts disclosed on Schedule 3.13.(a).  To the Company’s Knowledge, no Person has any valid claim, or valid basis for any Legal Proceeding, against the Company Group under any applicable Law relating to unfair competition, false advertising or other similar claims arising out of or relating to any of the Company Group’s product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials and no such Legal Proceeding is currently pending or, to the Company’s Knowledge, threatened against the Company Group.

(b) Except as set forth on Schedule 3.20(b), all products and services currently marketed or that have previously been marketed by the Company Group within the prior five years do not contain (or did not contain) any defects that have not been remedied which materially impair the intended use of such products or services or create any material hazard or safety risk.  Except as set forth on Schedule 3.20(b), there is no presently pending or, to the Company’s Knowledge, threatened, and, to the Company’s Knowledge, there is no reasonable basis for, any Legal Proceeding or demand letter, and there is no pending or, to the Company’s Knowledge, expected recall or similar action, or any post-sale warning, relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any of the Company Group’s products or services, nor have the Company Group or its products or services been subject to any such Legal Proceeding, demand letter, recall or similar action, or post-sale warning since January 1, 2009.  Except as set forth on Schedule 3.20(b), since January 1, 2009, the Company Group has not received any material warranty claims, contractual terminations or requests for settlement exceeding $100,000, material refund or other material reduction in price due to the failure of its products or services to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.  The Financial Statements reflect reserves reasonably adequate in accordance with GAAP for any such claims Known by the Company for the applicable periods presented therein.

(c) Schedule 3.20(c) lists all Contracts pursuant to which the Company Group is obligated to provide maintenance, support or other services with respect to its products or services that involve payments in excess of $150,000 (such Contracts, together with those described below in this Schedule 3.20(c), are referred to collectively as the “Support Agreements”).  Except as provided in the Contracts listed on Schedule 3.20(c) and except as provided in the Company Group’s standard warranty described on Schedule 3.20(a), no Support Agreement obligates the Company to provide any improvement, enhancement, change in functionality or upgrade to, or alteration to the performance or replacement of, any products or services.  Except as set forth in Schedule 3.20(c), the Company Group has not granted any other Person the right to furnish warranty, support, maintenance or other services with respect to any of its products.

3.21 Brokers and Finders.  No agent, broker, Person or firm acting on behalf of the Company Group or any Seller is, or will be, entitled to any commission or broker’s or finder’s fees in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

3.22 Taxes.

(a) The Company and each of its Subsidiaries have timely filed (within any applicable extension periods) all Tax Returns that they were required to file on or before the Closing Date, and such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws.

(b) The Company and each of its Subsidiaries have paid in full on a timely basis (within any applicable extension periods) all Taxes owed by them (whether or not shown on any Tax Return), other than Taxes not yet due and payable.

(c) Schedule 3.22(c) lists all federal, state, local and non-U.S. income Tax Returns filed with respect to any of the Company or its Subsidiaries for taxable periods ended on or after the date of the end of the Company’s fiscal 2007.  The Sellers have delivered or made available to the Buyer correct and complete copies of all federal income Tax Returns since the date of the end of the Company’s fiscal 2007.

(d) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(e) Except as set forth on Schedule 3.22(e), neither the Company nor any of its Subsidiaries has ever had an interest in a “foreign business entity” as such term is defined in Code §6038.

(f) The taxable years of the Company and each of its Subsidiaries are set forth on Schedule 3.22(f).

(g) The Company and each of its Subsidiaries currently utilize the accrual method of accounting for income Tax purposes, and such method of accounting has not changed in the past five (5) years.  Neither the Company nor any of its Subsidiaries has agreed to, and neither is or will be required to, make any adjustments under Code §481(a) as a result of a change in accounting methods.

(h) The Company and each of its Subsidiaries have withheld and paid over to the proper Governmental or Regulatory Authorities all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party and in connection with any amounts of income or gain allocated to any shareholder of the Company.

(i) Except as set forth on Schedule 3.22(i), the Tax Returns of the Company or any of its Subsidiaries have not been audited by any Governmental or Regulatory Authority within the prior seven years nor is any such audit in process or, to the Company’s Knowledge, pending or threatened (either in writing or verbally).  No deficiencies have been asserted (either in writing or verbally) or, to the Company’s Knowledge, are expected to be asserted with respect to Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any notice (either in writing or verbally) nor does the Company or any of its Subsidiaries reasonably expect the Company or any of its Subsidiaries to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it, except for such instances where the Company and its Subsidiaries have subsequently filed such Tax Returns and/or paid such Taxes.  Neither the Company nor any of its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, and no such event has been asserted or, to the Company’s Knowledge, threatened (either in writing or verbally) against the Company, any of the Company’s Subsidiaries or any of the assets of the Company or any of its Subsidiaries.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries.   No claim has ever been made in writing by any Governmental or Regulatory Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, except for such instances where the Company and its Subsidiaries have subsequently filed such Tax Returns.

(j) There are no Encumbrances, other than for Taxes not yet due and payable, on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes owing by the Company or any of its Subsidiaries.

(k) There is no reasonable basis for the assertion of any claim relating or attributable to Taxes owing by the Company or any of its Subsidiaries, which if adversely determined, would result in any Encumbrance on the assets of the Company or any of its Subsidiaries or which otherwise would reasonably be expected to have a Material Adverse Effect on the Company.

(l) None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property” within the meaning of Code §168(h).

(m) There are no Contracts, plans or arrangements, including the provisions of this Agreement or the other Transaction Documents, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Code §§280G, 404 or 162(m) (or the corresponding provisions of state, local or non-U.S. Tax Law).

(n) Neither the Company nor any of its Subsidiaries is, or has been at any time, a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and neither the Company nor any of its Subsidiaries has assumed the Tax liability of any other Person under any Contract.

(o) The Tax basis in the assets of the Company and each of its Subsidiaries for purposes of determining the amortization, depreciation and other federal income Tax deductions of the Company and each of its Subsidiaries is accurately reflected on the Tax books and records of the Company and each of its Subsidiaries.

(p) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Interim Balance Sheets, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheets (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Interim Balance Sheets, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(q) Neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” within the meaning of Code §1504(a) (or any similar group defined under a similar provision, local or non-U.S. Law) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(r) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code §§1361 and 1362 at all times since December 13, 2001 and the Company will be an S corporation up to and including the Closing Date.  The Company qualifies as an S corporation for state and local Tax purposes in all jurisdictions in which the Company is subject to income Tax.

(s) Schedule 3.22(s) identifies each Subsidiary of the Company that is a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3)(B). Each such Subsidiary has been a qualified subchapter S subsidiary at all times since the date shown on such Schedule up to and including the Closing Date.  Schedule 3.22(s) also identifies each Subsidiary of the Company that is a disregarded entity with respect to the Company within the meaning of Reg. § 301.7701-3.  Each such Subsidiary has been a disregarded entity with respect to the Company at all times since the date shown on such Schedule up to and including the Closing Date.  Without limiting the foregoing, E-conolight, LLC is a disregarded entity with respect to the Company on the Closing Date.

(t) The Company shall not be liable for any Tax under Code §1374 in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary or disregarded entity) caused by the Section 338(h)(10) Election. Neither the Company nor any qualified subchapter S subsidiary of the Company nor any disregarded entity with respect to the Company has, since December 12, 2001, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(u) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(vi) election under Code §108(i).

(v) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(w) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(x) Neither the Company nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Code §957, (ii) is a “passive foreign investment company” within the meaning of Code §1297, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(y) Neither the Company nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(z) Alan J. Ruud is treated as the owner of all portions of the AJR Legacy Trust for federal income Tax purposes under Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code and has been treated as the owner of all portions of the AJR Legacy Trust for federal income Tax purposes since the creation of such trust.  No other Person is, or has been, treated as the owner of any portion of the AJR Legacy Trust for federal income Tax purposes.  Christopher A. Ruud is the sole trustee of the AJR Legacy Trust.

(aa) Christopher A. Ruud is treated as the owner of all portions of the JZC Legacy Trust for federal income Tax purposes under Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code and has been treated as the owner of all portions of the JZC Legacy Trust for federal income Tax purposes since the creation of such trust.   No other Person is, or has been, treated as the owner of any portion of the JZC Legacy Trust for federal income Tax purposes.  Martin J. McLaughlin is the sole trustee of the JZC Legacy Trust.

(bb) Susan B. Ruud-Stover is treated as the owner of all portions of the Susan B. Ruud-Stover Family Endowment Trust for federal income Tax purposes under Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code and has been treated as the owner of all portions of the Susan B. Ruud-Stover Family Endowment Trust for federal income Tax purposes since the creation of such trust.   No other Person is, or has been, treated as the owner of any portion of the Susan B. Ruud-Stover Family Endowment Trust for federal income Tax purposes.  Douglas E. Stover and Mark S. Poker are the only trustees of the Susan B. Ruud-Stover Family Endowment Trust.

3.23 E-conolight Re-acquisition; Falcon Acquisition.  The Company Group has taken all actions necessary and reasonably appropriate to complete the Falcon Acquisition and the E-conolight Re-acquisition, and there are no additional costs (other than interest on Indebtedness and amounts potentially due in connection with the post-closing purchase price adjustment under the E-conolight Re-acquisition) that will or would reasonably be expected to arise with respect to such matters following the Closing. From the completion of the E-conolight Sale until the completion of the E-conolight Re-acquisition, E-conolight LLC was the sole owner and, to the

Company’s Knowledge, the Company and E-conolight LLC were the sole operators of E-conolight.  Pursuant to the E-conolight Re-acquisition Agreement, the Company acquired all of the outstanding membership interests in E-conolight LLC. The representations and warranties of the Company contained in such agreement are true, complete and correct in all respects.

3.24 Bank Accounts.  Schedule 3.24 sets forth a complete and correct list of each bank in which the Company or any of its Subsidiaries has an account or safe deposit or lockbox, the account or box number, as the case may be, and the name of every Person authorized to draw thereon or having access thereto.

3.25 Customers and Suppliers.  Schedule 3.25 sets forth (a) a list of the ten (10) largest customers of the Company Group and states the approximate total consolidated revenues by the Company from each such customer during the periods covered by the Audited Financial Statements and the Interim Financial Statements (without duplication) and (b) the ten (10) largest suppliers of the Company Group, on the basis of cost of goods or services purchased, during the periods covered by the Audited Financial Statements and the Interim Financial Statements (without duplication).  None of the customers or suppliers of the Company Group listed on Schedule 3.25 have ceased or materially reduced their purchases from, or sales or provision of services to, the Company Group over the periods covered by such Schedule, and, to the Company’s Knowledge, no customers or suppliers of the Company Group listed on Schedule 3.25 have any plans or intentions to (or to attempt to) terminate, cancel or otherwise adversely modify in any material respect their relationship with the Company Group or to (or to attempt to) decrease materially or materially limit any of their products or services to the Company Group or their usage or purchase of any of the Company Group’s products or services.  Schedule 3.25 sets forth all post-contract allowances and concessions provided to customers of the Company Group in excess of $50,000 individually or $250,000 in the aggregate, since October 31, 2009 which were made or granted by the Company Group as an accommodation to such customers because of a claim that the Company Group’s products or services are or were defective or otherwise.  To the Company’s Knowledge, the Company Group has not sold, transferred, licensed, disclosed without confidentiality protections, made available to the public or otherwise released for distribution any customer or supplier lists, including related business, marketing, pricing or cost information.

3.26 Related Person Transactions.  Except as set forth in Schedule 3.26, there are no Contracts between any member of the Company Group and any of the shareholders, directors, officers or management-level employees of the Company Group or any relative or spouse of any of the foregoing Persons or any other Affiliate of the foregoing Persons (collectively, “Related Person Transactions”).  Except as set forth in Schedule 3.26, to the Company’s Knowledge, no such Person has any Indebtedness to the Company Group or any interest, directly or indirectly, in any Contract or Encumbrance relating to the business of the Company Group or to which the business of the Company Group is subject, nor does the Company Group have any Indebtedness to any such Person.  No Seller has committed any act or omission in such Seller’s capacity as an officer, director or shareholder of any member of the Company Group in violation of any provisions of the Organizational Documents of the Company Group or in violation of such Seller’s duties under any applicable Law, in each case with respect to the approval, entry into or conduct of any Related Person Transactions.

3.27 Investment Purpose; Accredited Investor Status.  Each Seller is acquiring the Buyer Common Stock for his, her or its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities Laws.  Each Seller can bear the economic risk of its investment in the Buyer Common Stock, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Buyer Common Stock and is an “accredited investor” as defined in Regulation D under the Securities Act.

3.28 Financial Projections.  The projections, estimates and forecasts of revenues, earnings and other measures of financial and operating performance of the Company Group that have been provided to the Buyer were prepared in good faith by the Company based on assumptions that the Company believed to be reasonable and reasonably appropriate under the circumstances; provided that the Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and forecasts of revenues, earnings and other measures of financial and operating performance.

3.29 Disclosure.  No representation or warranty made by the Sellers in this Agreement or any other Transaction Document, and no statement in Sellers’ Disclosure Schedule or any certificate delivered pursuant to the transactions contemplated by this Agreement and the other Transaction Documents, contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty or other statement, in light of the circumstances in which it was made, not misleading.

3.30 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Sellers, the Company Group or the Seller Representative makes, and the Buyer in executing this Agreement and consummating the transactions contemplated hereby is not relying on, any representation or warranty, express or implied, at law or in equity, in respect of the Sellers, the Company Group or any of their respective assets, liabilities or operations.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

4.1 Organization, Qualification and Power.   The Buyer is a corporation duly organized and validly existing under the Laws of the State of North Carolina.  The Buyer has all requisite power and authority to own, lease and use its assets and properties and to carry on its business as now being conducted.  The Buyer is duly licensed and qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions in which the Buyer is required to be so licensed and qualified, except for such failures to be so duly licensed or qualified and in good standing that have not had and would not reasonably be expected to have a Material Adverse Effect on the Buyer.

4.2 Buyer Common Stock.  The shares of the Buyer Common Stock to be issued to the Sellers pursuant to Article II above have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.  The Buyer Common Stock is listed for quotation on the NASDAQ Global Select Market.

4.3 Authority; No Conflict.

(a) This Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or by general equitable principles.  The Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby, and the Buyer’s execution, delivery and performance of this Agreement and the other Transaction Documents, and the Buyer’s consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all action required of the Buyer by applicable Law or otherwise.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation or performance of any of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Buyer;

(ii) contravene, conflict with or result in a violation of, or give any Governmental or Regulatory Authority or other Person the right to exercise any remedy or obtain any relief under, any Law or any Order to which the Buyer, or any of the assets owned or used by the Buyer, may be subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Buyer or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer;

(iv) contravene, conflict with or result in a violation of, give any Person the right to exercise any right under, or give rise to any obligation under, any Contract to which the Buyer is a party; or

(v) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the assets owned or used by the Buyer.

Except as already given or obtained, the Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or any other Transaction Document.

4.4 Buyer SEC Reports; Financial Statements.

(a) The Buyer has on a timely basis filed all forms, reports, and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009, including (i) the Buyer’s Annual Report on Form 10-K for the fiscal years ended June 28, 2009 and June 27, 2010; (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Buyer referred to in clause (i) above and the fiscal year of the Buyer ended on June 26, 2011; (iii) all proxy statements relating to the Buyer’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above; (iv) all certifications and statements required by (A) Rule 13a-14 or 15d-14 under the Exchange Act or (B) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”)) with respect to any report referred to in clause (i) or (ii) above; and (v) all other forms, reports, registration statements and other documents required to be filed by the Buyer with the SEC (collectively, the “Buyer SEC Reports”).  The Buyer SEC Reports are publicly available on the SEC’s EDGAR web site, and the Buyer has made available to the Seller copies of all Buyer SEC Reports.  The Buyer SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as applicable, and (y) did not at the time they were filed with the SEC (or, if amended, as of the date of such amendment or, if superseded by a subsequent Buyer SEC Report filed prior to the date hereof, as of the date of such subsequent Buyer Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Buyer and its Subsidiaries included or incorporated by reference in any Buyer SEC Reports (including the related notes) complied as to form, as of the respective dates of filing of such Buyer SEC Reports with the SEC (or, if amended, as of the date of such amendment or, if superseded by a subsequent Buyer SEC Report filed prior to the date hereof, as of the date of such subsequent Buyer Report), in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (including Regulation S-X), were prepared in accordance with GAAP (except, in the case of unaudited financial statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presented in all material respects the consolidated financial condition of Buyer and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal and recurring year-end adjustments that were or will not be material in amount or effect).  Ernst & Young LLP, which has expressed its opinion with respect to the consolidated financial statements of the Buyer and its subsidiaries included in the Buyer SEC Reports (including the related notes) (x) is a registered public accounting firm (as defined in Section 2(a)(12) of SOX), (y) is and has been throughout the periods covered by such financial statements “independent” with respect to the Buyer within the meaning of Regulation S-X, and (z) with respect to the Buyer, is in compliance with subsections (g) through (l) of Section 10A of the Exchange Act.

4.5 Investment Purpose; Accredited Investor Status.  The Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities Laws.  The Buyer can bear the economic risk of its investment in the Shares, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Shares and is an “accredited investor” as defined in Regulation D under the Securities Act.

4.6 Litigation.  Except as disclosed in the Buyer SEC Reports, there is no Legal Proceeding pending or, to the Buyer’s Knowledge, threatened against or affecting the Buyer, or any of its properties or rights, which, if adversely determined, would have a Material Adverse Effect on the Buyer

4.7 Brokers and Finders.  No agent, broker, Person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker’s or finder’s fees in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

4.8 No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Buyer makes no other express or implied representation or warranty, either written or oral.

ARTICLE V.
COVENANTS AND AGREEMENTS OF THE BUYER AND THE SELLERS

5.1 Confidentiality; Public Announcements.

(a) Effective upon the Closing, the Buyer and the Sellers agree that the confidentiality agreement, dated as of April 22, 2011, between the Buyer and the Sellers shall terminate and be of no further force and effect.

(b) Each of the Sellers and the Seller Representative acknowledge and agree that he, she or it and his, her or its Affiliates and Representatives have had and, subject to the terms and conditions hereof, will continue to have following the Closing confidential and proprietary information related to the Company Group and the Buyer.  Each of the Sellers and the Seller Representative agrees to hold, and to cause his, her or its Affiliates and Representatives to hold, in strict confidence from any Person all information regarding the Company Group or the Buyer that is not in (and does not become part of through the fault of any Seller or any Affiliate or Representative of any Seller) the public domain, except that the Sellers and the Seller Representative may disclose such confidential information to their Representatives and Affiliates who need to know such confidential information in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

(c) No Seller will, without the prior consent of the Buyer, make, directly or indirectly, any public comment, statement or communication in respect of, or otherwise disclose or permit any disclosure relating to, this Agreement or the transactions contemplated hereunder.

(d) Notwithstanding the foregoing, this Section 5.1 shall not prohibit any such Person from making any disclosure which is (i) required to avoid a violation of applicable Law by such Person or (ii) required by rule or regulation of any securities exchange or market on which the securities of such Person are listed or quoted, and in each such case the party required to make such disclosure shall do so only to the limited extent necessary to comply with such Law, regulation, rule or obligation and shall, to the extent practicable, give advance notice thereof to the Buyer and an opportunity to comment on any such disclosure and oppose the need therefor.

5.2 Cooperation.  If at any time after the Closing, if any further action is necessary to carry out the purposes of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, each party hereto shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.  Following the Closing, each party agrees to cooperate with the other party or parties and to execute such further instruments, documents and agreements, and to give such further written assurances, that may be reasonably requested by any other party to evidence and reflect fully the transactions contemplated by this Agreement and the other Transaction Documents.  The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to sole possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company Group; provided, however, the Buyer shall cooperate in all reasonable respects in accordance with the provisions of Section 5.3 with the Sellers by providing the Sellers such documents, books, records (including Tax records), agreements and financial data to facilitate the Sellers’ filing of any required Tax Returns related to periods ending on or prior to the Closing Date.

5.3 Tax Matters.  The provisions of this Section 5.3 shall govern the allocation of responsibility as between the Buyer, on the one hand, and the Sellers, on the other, for certain Tax matters.

(a) The Company and each Seller shall join with the Buyer in making an election under Code §338(h)(10) (and any corresponding election under state, local and non-U.S. Tax Law) with respect to the purchase and sale of Company Stock hereunder (collectively, a “Section 338(h)(10) Election”). The Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. The Sellers shall also pay any Tax imposed on the Company or its Subsidiaries attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code §1374, (ii) any Tax imposed under Reg. §1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on the Company’s or its Subsidiaries’ gain.

(b) The Buyer and the Sellers agree that the Purchase Price and the liabilities of the Company, its qualified subchapter S subsidiaries, and its disregarded entity Subsidiaries (plus other relevant items) will be allocated to the assets of the Company, its qualified subchapter S subsidiaries and its disregarded entity Subsidiaries for Tax purposes in a manner consistent with the methodology and order set forth in Schedule 5.3(b).  For Tax purposes, the Purchase Price will be calculated as the sum of the Cash Consideration and the fair market value of the Share Consideration determined as of the Closing Date.  The fair market value of the Share Consideration shall be determined as the mean between the highest and lowest quoted selling prices of shares of Buyer Common Stock on the Closing Date (without discount or premium).  The Buyer, the Company, the Company’s Subsidiaries, and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation and will not take any position contrary thereto for Tax purposes.  The Buyer and the Sellers agree that no portion of the Purchase Price shall be allocated to the Non-compete Agreements.

(c) The Seller Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date, including those which are due to be filed after the Closing Date.  The Seller Representative shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer, provided such revisions do not adversely affect the Sellers in any material respect.  In order to permit the Buyer to review and comment on each such Tax Return, the Seller Representative shall deliver a copy of each such Tax Return to the Buyer no later than thirty (30) days before the due date of such Tax Return.  The Buyer shall deliver any requested revisions to any such Tax Return to the Seller Representative in writing no later than fifteen (15) days after Buyer’s receipt of such Tax Return from the Seller’s Representative.  The Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date; provided that any Tax Return with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be prepared consistently in all material respects with prior practice unless otherwise required by applicable Laws and shall be provided by the Buyer to the Seller Representative for review and comment prior to the filing, and the Buyer shall make such revisions to such Tax Returns with respect to a Straddle Period as the Seller Representative may reasonably request, provided such revisions do not adversely affect the Buyer, the Company or any of the Company’s Subsidiaries in any material respect.  In order to permit the Seller Representative to review and comment on each such Tax Return, the Buyer shall deliver a copy of each such Tax Return to the Seller Representative no later than thirty (30) days before the due date of such Tax Return.  The Seller Representative shall deliver any requested revisions to any such Tax Return to the Buyer in writing no later than fifteen (15) days after the Seller Representative’s receipt of such Tax Return from the Buyer.  To the extent permitted by applicable Laws, the Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Sellers for such periods. Nothing in this Section 5.3(c) shall limit Sellers’ or Buyer’s indemnification obligations under this Agreement.

(d) Unless required by Law, neither the Buyer nor the Company (nor its Subsidiaries) may amend or cause the amendment of a Tax Return of the Company or any of its Subsidiaries, change an annual accounting period, adopt or change any accounting method, or file or amend any Tax election concerning the Company or any of its Subsidiaries with respect to any period ending on or prior to the Closing Date without the written consent of the Seller Representative (which shall not be unreasonably withheld, delayed or conditioned).  The Company and its Subsidiaries shall (and the Buyer shall cause the Company and its Subsidiaries to comply), upon reasonable request by the Seller Representative, cooperate in the preparation of and submission to the proper Governmental or Regulatory Authority of any amended Tax Return with respect to the Company or any of its Subsidiaries for any taxable period ending on or before the Closing Date; provided (i) the amended Tax Return shall comply with all requirements of Law, (ii) the amendment of the Tax Return shall not adversely affect the Buyer, the Company or any of the Company’s Subsidiaries in any material respect, and (iii) any such amended Tax Return shall be reasonably acceptable to the Buyer.  Nothing in this Section 5.3(d) shall limit Sellers’ indemnification obligations under this Agreement.

(e) Except to the extent treated as a current asset in the calculation of Company Closing Working Capital or E-conolight Closing Working Capital, any refund of Taxes of the Company or any of its Subsidiaries (including any interest with respect thereto) attributable (or treated as attributable) to any period that occurs on or before the Closing Date (including the pre-Closing portion of a Straddle Period) shall be the property of the Sellers, and if received by the Buyer, the Company, its Subsidiaries or any other affiliated entity of the Buyer, the Buyer shall promptly pay such refund to the Seller Representative; provided, however, if the refund is attributable to a liability that should have been treated but was not treated as a current liability in the calculation of Company Closing Working Capital or E-conolight Closing Working Capital, the Buyer shall not be obligated to refund such Taxes to the Sellers unless it first recovers the full amount of such liability under Article VI.

(f) The Buyer and the Sellers shall, and shall cause the Company and its Subsidiaries to, (i) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.3 and any official inquiry, examination, audit or proceeding with respect to Taxes; (ii) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company and its Subsidiaries for all periods ending prior to or including the Closing Date; and (iii) preserve information, records or documents relating to Tax matters pertinent to the Company and its Subsidiaries that are in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.  The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(g) The Sellers shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees.  If required by applicable Laws, the Buyer and the Company will join in the execution of any such Tax Returns and other documentation, subject to the Buyer’s review.

5.4 Additional Financial Statements.  At the Buyer’s request and expense, the Sellers shall reasonably cooperate with the Buyer, and shall cause their Affiliates to reasonably cooperate with the Buyer, so that the Buyer can obtain, within the time periods required by the Exchange Act and/or the Securities Act, any audited and unaudited financial statements and any pro forma financial information relating to the Company Group that the Buyer is required to file with the SEC, such financial statements and financial information to be prepared in accordance with GAAP and Regulation S-X of the SEC.  The Sellers also hereby agree to consent to the inclusion of such financial statements and information obtained by the Buyer pursuant to this Section 5.4, by or at the request of the Buyer, in any filings by the Buyer with the SEC or any other securities regulatory authority or exchange.  The Sellers further agree that each of them will use, as applicable, commercially reasonable efforts to cause the Company Group’s auditors, at the Buyer’s expense, to provide to the Buyer (or the Buyer’s successor) such auditor’s consent to the inclusion of any such financial statements or the information contained therein, in any filings by or on behalf of the Buyer (or the Buyer’s successor) with the SEC or any other securities regulatory authority or exchange.

5.5 Release by the Sellers.  Each Seller, for such Seller and such Seller’s successors and assigns, does hereby irrevocably and unconditionally release, remise, acquit and forever discharge the Company and the Buyer, and their Affiliates, Representatives, lenders, successors and assigns, of and from all and any manner of claims, actions, rights, causes of action, suits, obligations, liabilities, debts, due sums of money, agreements, promises, damages, judgments, executions, accounts, expenses, costs, attorneys’ fees and demands whatsoever, except as provided in this Agreement, whether in law or equity, whether known or unknown, matured or unmatured, foreseen or unforeseen, arising out of events existing or occurring contemporaneously with or prior to the Closing; provided, however, that nothing contained herein shall operate to release any obligations of the Company or the Buyer, and their Affiliates, Representatives, lenders, successors and assigns, to any Seller or such Seller’s successors and assigns:  (a) arising under or pursuant to this Agreement and the Transaction Documents executed in connection therewith, including any Seller’s right to be paid the Purchase Price or any rights to indemnification arising under this Agreement; or (b) in the event that such person is now, or was at any time in the past, an officer or director of the Company or any of its Subsidiaries, any statutory right or rights created by the Company’s or its Subsidiary’s Organizational Documents to indemnification now existing in favor of such Seller or such Seller’s successors and assigns with respect to such person’s activities as an officer or director of the Company or any of its Subsidiaries, but with respect to this subsection (b) only to the extent the Buyer or any of its Affiliates, Representatives, lenders, successors and assigns is not entitled to indemnification in connection with such matter under the terms of this Agreement.

5.6 Assignment of Intellectual Property.   Each Seller hereby agrees to assign and hereby does assign to the Company any and all right, title and interest of such Seller in all Intellectual Property which has been made, conceived, written, designed or developed by such Seller to the date of this Agreement utilizing the Company Group’s facilities, materials, employees and/or confidential and/or proprietary information or in the course of the performance of employment, consulting or other services to the Company Group, solely or jointly with others, and whether during normal business hours or otherwise (the “Seller Inventions”) and any and all related industrial and Intellectual Property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as such Seller’s duly authorized attorney to execute, file, prosecute and protect the same before any Governmental Body, which appointment is coupled with an interest by virtue of this Agreement and is irrevocable.  Upon the reasonable request of the Company or the Buyer, each Seller shall execute such further assignments, documents and other instruments as may be necessary or reasonably desirable to assign all Seller Inventions fully and completely to the Company and to reasonably assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Seller Invention.

5.7 Transfer Restrictions.

(a) Each Seller acknowledges that the Buyer Common Stock to be issued as Share Consideration will not be registered under the Securities Act or the securities Laws of any other jurisdiction, and that the offer and sale of the Share Consideration is being made in reliance on one or more exemptions for private offerings under Section 4(2) of the Securities Act and other applicable securities Laws.  Accordingly, no sale, transfer or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (“Transfer”) of any of the Buyer Common Stock to be issued as Share Consideration is permitted, unless such Transfer is registered under the Securities Act and other applicable securities Laws, or an exemption from such registration is available or such registration is otherwise not required.  Each Seller further acknowledges and agrees that the Buyer Common Stock issued as Share Consideration constitutes “restricted securities” as such term is defined in Rule 144 under the Securities Act, and that the Buyer is under no obligation to register any of such shares pursuant to the terms of this Agreement or otherwise.  To facilitate sales of Share Consideration pursuant to Rule 144 under the Securities Act, the Buyer agrees that it shall (i) timely file all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act (to the extent necessary to comply with Rule 144(c)(1)) for a period of one year following the Closing Date and (ii) otherwise use commercially reasonable efforts to enable any of the holders of the Share Consideration (including any Charitable Transferee that receives a Transfer of any of the Share Consideration in accordance with Section 5.7(b) below) to sell the Share Consideration pursuant to Rule 144 under the Securities Act.  For purposes of Rule 144(d), the Buyer and each Seller intend for the holding period of all of the Share Consideration (including any Share Consideration included in the Escrow Funds), to the extent permitted by applicable Law (including applicable interpretations by the SEC), to commence on the Closing Date.

(b) Each Seller further acknowledges and agrees that, in order to align each Seller’s interest with the interests of the ongoing business of the Buyer following the Closing, in addition to the restrictions set forth in Section 5.7(a) above, for a period of two (2) years following the Closing Date, subject to lapse as provided in the next sentence, the Share Consideration may not be sold, pledged, assigned, transferred, conveyed, hypothecated or otherwise transferred or disposed of (which shall include the creation of any Encumbrance on such shares, or transfer of any legal, beneficial or economic interest in such shares, whether or not for value), including any short sale, purchase of publicly traded options with respect to such shares or the entry into hedging or monetization transactions with respect to such shares (the “Transfer Restrictions”).  The Transfer Restrictions will lapse with respect to 25% of each Seller’s Share Consideration at the completion of the six (6) consecutive month period commencing on the Closing Date and at the completion of each of the following three successive six-month periods; provided, however, that notwithstanding the lapsing schedule and without increasing or decreasing the number of shares of Buyer Common Stock as to which the Transfer Restrictions lapse at each release date, each Seller may Transfer up to an aggregate (including both (i) and (ii) below) of thirty percent (30%) of his, her or its Share Consideration (i) to bona fide charitable, religious, educational or similar nonprofit institutions (each a “Charitable Transferee”) prior to the initial Transfer Restriction expiration date or (ii) in hedging transactions made on or before April 13, 2012, so long as (x) the Transfers are not for the purpose, and do not have the effect, of circumventing the Transfer Restrictions (it being acknowledged and agreed that hedging transactions in compliance with clause (ii) of this sentence shall not be deemed to be for such purpose or to have such effect) and (y) each such Charitable Transferee agrees to be bound by the Transfer Restrictions and to not Transfer the Share Consideration until the completion of the six (6) month period commencing on the Closing Date; further provided that, in all events, any Transfer by any Seller or any transferee thereof must be in accordance with the requirements of (1) all applicable Laws (including the Securities Act and the securities Laws of any other applicable jurisdiction), (2) Section 5.7(a), and (3) any applicable policies (including insider trading and hedging policies) of the Buyer as may be in effect from time to time on or after the Closing Date.  The Buyer agrees that no portion of the Share Consideration delivered to the Escrow Agent as part of the Escrow Funds shall have its Transfer Restrictions lapse while held in escrow and that the Share Consideration delivered to the Sellers at Closing and not placed in escrow shall have priority with respect to the lapse of the Transfer Restrictions.

(c) Each Seller acknowledges and agrees that the book-entry notation representing the Share Consideration shall contain legends substantially in the form of the following, as well as any additional legends that may be required by applicable Law or as the Buyer may reasonably deem necessary or appropriate from time to time for all shares of Buyer Common Stock then outstanding (and a stop transfer order may be placed against the transfer of the Share Consideration); provided however, that only the Buyer Common Stock subject to the Escrow Agreement shall bear the first legend identified below:

THESE SECURITIES ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER AND THE ESCROW AGENT NAMED THEREIN (THE “ESCROW AGREEMENT”), A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER AND WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE DISPOSITION OF THE SECURITIES. THESE SECURITIES WILL BE DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE OFFERED, EXCHANGED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR SO LONG AS THEY ARE SUBJECT TO THE ESCROW AGREEMENT.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER SHALL HAVE BEEN DELIVERED TO THE ISSUER TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).

THESE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE STOCK PURCHASE AGREEMENT DATED AUGUST 17, 2011, BY AND AMONG THE ISSUER AND CERTAIN OTHER PERSONS, WHICH RESTRICT THE RIGHT TO TRANSFER, SELL OR OTHERWISE DISPOSE OF THESE SECURITIES.  A COPY OF SUCH STOCK PURCHASE

AGREEMENT IS AVAILABLE FOR REVIEW BY THE RECORD HOLDER OF THESE SECURITIES AT THE PRINCIPAL OFFICES OF THE ISSUER.

The Buyer shall remove the first legend identified above from the book-entry notation representing any of the Share Consideration (and terminate any related stop-transfer order) upon release of the applicable portion of the Share Consideration from escrow. The Buyer, upon the request of any holder of any of the Share Consideration, shall remove the second legend identified above from the book-entry notation representing any of the Share Consideration (and terminate any related stop-transfer order) if (i) such holder provides the Buyer reasonable assurances that such Share Consideration is eligible for sale, assignment or transfer under Rule 144, including proper documentation in the form of a customary representation letter reasonably sufficient to establish compliance with Rule 144, and (ii) if reasonably requested by the Buyer (provided that any such request shall be deemed to be reasonable if the Buyer’s transfer agent requests such an opinion), the Buyer has received a written opinion of counsel reasonably satisfactory to the Buyer that such second legend may be removed from the book-entry notation representing such Share Consideration.  The Buyer shall remove the third legend identified above from the book-entry notation representing any part of the Share Consideration (and terminate any related stop-transfer orders) immediately upon the lapse of the Transfer Restrictions with respect to such part of the Share Consideration.

5.8 Employee Matters.

(a) The Buyer intends to cause the Company and its Subsidiaries to continue to employ immediately after the Closing substantially all of the employees of the Company Group who were employed by the Company Group immediately prior to the Closing on such continued terms of employment (including compensation and benefits) as are substantially comparable in the aggregate to those in place immediately after Closing.  To the extent permitted by applicable Law and the terms of such Plans, the Buyer shall cause any individual employed by the Company Group at the Closing (a “Company Employee”) to receive credit for service accrued prior to the Closing Date with the Company or its Subsidiaries, as applicable, for purposes of eligibility to participate and vesting under any defined contribution Plan established or maintained by the Buyer or any Affiliate thereof under which each Company Employee may be eligible to participate on or after the Closing, to the same extent such service was recognized under comparable Plans, programs or arrangements of the Company Group immediately prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(b) With respect to the welfare plans, programs and arrangements maintained, sponsored or contributed to by the Buyer or its Affiliates (the “Buyer Welfare Plans”) in which a Company Employee may be eligible to participate on or after the Closing, the Buyer shall use commercially reasonable efforts (i) to waive, or cause its insurance carrier to waive, any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to Company Employees under the Buyer Welfare Plans (other than any life insurance arrangement or long-term disability insurance arrangement that is not fully paid for by the Buyer and its Affiliates) to the same extent such limitations are waived under the comparable Company Plan, if any, and (ii) credit, or cause its insurance carrier to credit under the applicable Buyer Welfare Plans for the plan year that includes the Closing Date,

Company Employees who were enrolled immediately prior to the Closing Date in the comparable Company Plans, with the deductibles, co-payments and out-of-pocket expenses with which these Company Employees had been credited under such Plans for that plan year.

(c) From and after the Closing, except as specified herein or as otherwise agreed in writing between the Buyer and the Company Employee, the Buyer will cause the Company Group to honor, in accordance with its terms (including any rights of amendment, modification or termination provided therein), (i) the obligations in effect as of the Closing under any bonus and vacation plans, programs or agreements of the Company Group set forth on Schedule 3.17(a) (except to the extent such plan is terminated or required to be terminated hereunder), but only to the extent the amounts accrued thereunder are treated as a current liability in the calculation of the Company Closing Working Capital or the E-conolight Closing Working Capital and (ii) the obligations to provide benefits accrued as of the Closing Date under each Company Plan, even if the Buyer thereafter makes any modifications or amendments to any Company Plan.

(d) Notwithstanding the foregoing, nothing in this Agreement shall (i) obligate the Buyer to cause the Company Group to continue the employment or benefits of any specific employee after the Closing Date or (ii) limit the right of the Buyer or its Affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the Company Plans of the Company Group, except to the extent otherwise specifically provided by Law, and the Buyer hereby reserves such right.

5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years following the Closing, the Company Group shall, and the Buyer shall cause the Company Group to, to the fullest extent provided by the Company Group’s Organizational Documents as in effect immediately prior to Closing or, to the extent more favorable and not inconsistent with such Organizational Documents, applicable Law as in effect immediately prior to Closing, indemnify and hold harmless (and advance expenses, provided the person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such person is not entitled to indemnification) the present and former directors and officers of any member of the Company Group or any fiduciaries under all Company Plans (each a “Company Indemnified Party”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Closing, including the approval of this Agreement or the transactions contemplated hereby or arising out of or pertaining to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Closing.  For the avoidance of doubt, nothing contained in this Section 5.9(a) shall provide any rights to any Person for any acts or omissions by such Person occurring or alleged to occur in such Person’s capacity as a Seller.  The indemnity provided for in this Section 5.9(a) is not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance that would be available in the absence of such indemnity.

(b) The Company Group shall, and the Buyer shall cause the Company Group to, at no expense to the beneficiaries, either (i) continue to maintain in effect for six (6) years from the Closing directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Company Indemnified Parties as the Company Group’s currently existing directors’ and officers’ liability insurance and fiduciary liability insurance (the “Current Insurance”) with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated hereby), or (ii) purchase a six (6) year extended reporting period endorsement under the Current Insurance (a “Reporting Tail Endorsement”) with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated hereby) and maintain this endorsement in full force and effect for its full term.  Notwithstanding the foregoing, in no event shall the Buyer or the Company Group be required to expend for any such policy an annual premium amount in excess of 100% of the annual premium paid by the Company Group for such Current Insurance policy if purchasing the coverage pursuant to subsection (i), nor a total premium amount in excess of 150% of the annual premiums paid by the Company Group for such Current Insurance policy if purchasing the coverage pursuant to subsection (ii); provided further that if the premium for either insurance policy exceeds the applicable amount, the Buyer or the Company Group shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Notwithstanding the first sentence of this Section 5.9(b), if the Company Group has obtained a Reporting Tail Endorsement prior to the Closing, (a) the Company Group shall, and the Buyer shall cause the Company Group to, maintain in full force and effect for its full term such policy and (b) neither the Buyer nor (following Closing) the Company Group shall have any other obligations pursuant to this Section 5.9(b).

(c) If the Company Group or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall cause proper provisions to be made so that the successors and assigns of the Company Group shall assume all of the obligations set forth in this Section 5.9.

(d) This Section 5.9 is intended for the benefit of, and to grant third-party rights to, the Company Indemnified Parties and shall be binding on all successors and assigns of the Buyer and the Company Group.  Each Company Indemnified Party shall be a third-party beneficiary of this Section 5.9, and entitled to enforce the covenants contained in this Section 5.9.  The rights of the Company Indemnified Parties under this Section 5.9 shall be in addition to any rights such Company Indemnified Parties may have under the Organizational Documents of the Company Group or under any applicable Contracts, insurance policies or Laws.

ARTICLE VI.
SURVIVAL OF REPRESENTATIONS; INDEMNITY

6.1 Survival.  All representations, warranties, covenants and obligations in this Agreement (including the Schedules hereto) and any certificate delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 6.6.  The right to indemnification, reimbursement or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

6.2 Indemnification and Reimbursement of Buyer Indemnified Persons. Subject to the limitations contained in this Article VI, the Sellers shall, to the extent provided herein, jointly and severally indemnify and hold harmless the Buyer and its Affiliates (including the Company Group) and their respective Representatives (collectively, the “Buyer Indemnified Persons”) against, and shall reimburse the Buyer Indemnified Persons for, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim, but excluding any consequential, indirect, special and punitive damages (except in each case to the extent included in a Third-Party Claim or arising from an action or claim based upon fraud, intentional misrepresentation or willful misconduct (including any willful breach of this Agreement)) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Company or the Sellers in this Agreement (including the Schedules hereto) and any certificate delivered prior to or at Closing by the Company or the Sellers pursuant to this Agreement;

(b) any breach of any covenant or obligation of the Seller Representative or any of the Sellers contained in this Agreement;

(c) except to the extent paid prior to Closing or treated as a current liability in the calculation of Company Closing Working Capital or E-conolight Closing Working Capital, (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations §1.1502-6 or any analogous or similar state, local, or foreign Law, and (iii) any and all Taxes of any other Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date (collectively, “Pre-Closing Taxes”); and for purposes of the foregoing, in the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Company Group or any of the Sellers (or any Person acting on their behalf) in connection with the transactions contemplated hereby;

(e) except to the extent treated as a current liability in the calculation of Company Closing Working Capital, any Transaction Expenses of the Company Group not paid prior to Closing; and

(f) subject to the limitations set forth in Section 6.4(g) below, the matters that are the subject of the litigation set forth on Schedule 6.2(f), including any subsequent appeals or other proceedings, to the extent such Damages are not paid or reimbursed by existing insurance coverage of the Company, and net of any amounts recovered by the Company under claims asserted by the Company in such litigation based on the business conducted by or rights of the Company Group in effect prior to the Closing.

6.3 Indemnification and Reimbursement of Seller Indemnified Persons.  Subject to the limitations contained in this Article VI, the Buyer shall indemnify and hold harmless the Sellers, their Affiliates and their respective Representatives (collectively, the “Seller Indemnified Persons”) against, and shall reimburse the Seller Indemnified Persons for, any Damages arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by the Buyer in this Agreement (including the Schedules hereto) and any certificate delivered prior to or at Closing by the Buyer pursuant to this Agreement;

(b) any breach of any covenant or obligation of the Buyer contained in this Agreement; and

(c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with the Buyer (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

6.4 Limitations on Indemnification of Buyer Indemnified Persons.  Notwithstanding anything contained herein to the contrary, the right of the Buyer Indemnified Persons to be indemnified, held harmless and reimbursed pursuant to Section 6.2 is subject to the following limitations and qualifications:

(a) A Buyer Indemnified Person shall not be entitled to indemnification under Section 6.2(a) for breaches of representations and/or warranties (other than the representations and warranties contained in the first sentence of Section 3.10) for any individual item, or group or series of related items, where the Damages related thereto for which the Buyer Indemnified Person would otherwise be entitled to indemnification are less than $100,000 (the “De Minimis Amount”); provided, however, that if the Damages related thereto for which the Buyer Indemnified Person would otherwise be entitled to indemnification equal or exceed the De Minimis Amount, then the Buyer Indemnified Person shall be entitled to indemnification in full for all breaches of such representations and/or warranties without regard to the De Minimis Amount (but subject to the other limitations set forth in this Section 6.4 or in Section 6.6).

(b) The Buyer Indemnified Persons shall have no right to recover any amounts under Section 6.2(a) until the total amount of Damages incurred by the Buyer Indemnified Persons under Section 6.2(a) exceeds $3,102,000 (the “Basket”), in which case the Buyer Indemnified Persons will be entitled to recover the full amount of Damages from the first dollar.

(c) The limitations set forth in clauses (a) and (b) of this Section 6.4 shall not apply to breaches of Sections 3.1 (Ownership of Stock), 3.2(a) and (b), but only with respect to the Company (Organization, Qualification and Power; Subsidiaries), 3.3 (Capitalization), 3.4(a) and 3.4(b)(i) - (iii) (Authority; No Conflict), and 3.22 (Taxes) (the “Seller Core Representations”).

(d) The Escrow Funds shall be the maximum amount of, and the Buyer Indemnified Persons’ sole and exclusive source of satisfaction for, Damages arising under Sections 6.2(a) and 6.2(f), except for Damages arising with respect to any claim for a breach of any of (i) Sections 3.12 (Compliance with Applicable Laws; Permits), 3.15 (Environmental Matters), or 3.17 (Employee Benefits) (the “Seller Surviving Representations”) or (ii) the Seller Core Representations.

(e) The maximum amount of the Supplemental Escrow Retention available to the Buyer Indemnified Persons (x) in respect of Damages arising under Section 6.2(a) in respect of Seller Surviving Representations shall be the amount of the Surviving Representation Retention, and (y) in respect of Damages arising under Section 6.2(f) shall be the amount of the Special Litigation Retention.

(f) With respect to any claim for a breach of any Seller Surviving Representation or any Seller Core Representation or any claim for indemnification or reimbursement to the extent not arising under Section 6.2(a) or 6.2(f), the Escrow Funds shall be the Buyer Indemnified Persons’ first and primary source of satisfaction for such Damages; provided, however, that to the extent no Escrow Funds are available pursuant to the Escrow Agreement, the Buyer Indemnified Persons may seek recourse directly from each and any Seller for the remaining amount of the applicable Damages, in which case each Seller shall be liable only for his, her or its pro rata portion of such Damages based upon the allocations set forth on Schedule 2.3(b) (provided, however, that any individual Seller who is a settlor or beneficiary of a Seller that is a trust shall be jointly and severally liable for such trust Seller’s pro rata share of such Damages), and capped as follows:  (i) Damages for the breach of a Seller Surviving Representation shall be capped at the lesser of (A) such Seller’s pro rata portion of $9,305,885 or (B) the value of the Closing Cash Consideration ultimately distributed from escrow to such Seller other than from the Supplemental Escrow Retention, provided that such Damages shall be paid to the Buyer Indemnified Persons solely in cash; and (ii) Damages for breaches of any Seller Core Representation or any claim for indemnification or reimbursement to the extent not arising under Section 6.2(a) or 6.2(f) shall be capped at the amount of the Purchase Price actually paid to such Seller.

(g) The indemnification rights available to the Buyer Indemnified Persons under Section 6.2(f) shall survive as follows:  (1) if the litigation is completely resolved within thirty (30) months following Closing, until thirty (30) days following the date of such resolution (subject to the Sellers’ obligation to pay, if applicable, the first “royalty year” as contemplated below in this subsection (g)); or (2) if the litigation is not completely resolved within thirty (30) months following Closing, until the first Business Day that is at least thirty (30) months following Closing.  The Damages indemnifiable under Section 6.2(f) shall be limited to the Escrow Funds as provided in Section 6.4(d) and shall (i) not include any internal costs associated with the investigation and defense of the litigation by the Buyer’s or its Affiliates’ personnel and (ii) be limited in the case of any Damages incurred after Closing in respect of action taken in defense, settlement or other resolution of such litigation after Closing to fifty percent (50%) of the Damages incurred (on a dollar-for-dollar basis), except that to the extent any such Damages include the payment of an ongoing royalty on terms that do not differ between the first year and subsequent years, Damages for the royalty will be limited to 100% of such royalty for the first year following the resolution of the matter and none of the royalty thereafter.  The Buyer shall be entitled to control such litigation from and after the Closing; provided, however, it shall (x) keep the Seller Representative reasonably informed as to the status of the litigation, (y) allow the Seller Representative to provide input and comment on the litigation strategy and resolution thereof and (z) not compromise or settle such litigation without the Seller Representative’s consent; provided, however, that the Seller Representative’s consent to any such compromise or settlement shall not be required if (A) the aggregate indemnification obligation under Section 6.2(f) with respect to such compromise or settlement does not exceed 2.5% of the value of the Closing Consideration (with the Closing Share Consideration being valued at the Reference Share Price) and (B) the terms of such compromise or settlement include a full release of all claims in the litigation against each Shareholder named as an individual defendant therein.

(h) Nothing contained herein (including clauses (a) through (g) of this Section 6.4) shall limit or restrict any Buyer Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon fraud, intentional misrepresentation or willful misconduct (including any willful breach of this Agreement).

(i) The Buyer Indemnified Persons shall not be entitled to indemnification under this Agreement to the extent the Damages of the Buyer Indemnified Person are reflected in the calculation of the Purchase Price Adjustment.  With respect to a claim for indemnification by a Buyer Indemnified Person related to the litigation described on Schedule 6.2(f), such Buyer Indemnified Persons’ sole recourse shall be pursuant to Section 6.2(f) and such Buyer Indemnified Persons shall not be entitled to bring a claim for a breach of any representation or warranty set forth in Section 3.14 with respect to any matters indemnifiable under Section 6.2(f).

(j) The Buyer Indemnified Persons are authorized to recover from the Escrow Funds the entire amount of, or any portion of, any claim for Damages without regard to the amounts contributed or deemed to be contributed by the Sellers to the Escrow Funds.  The

Sellers will settle among themselves any right to contribution or indemnity with regard to amounts paid from the Escrow Funds.

(k) If the litigation set forth on Schedule 6.2(f) is completely resolved within thirty (30) months following Closing and the Company recovers any amounts under claims asserted by the Company under such litigation based on the business conducted by or rights of the Company Group in effect prior to the Closing, then the Sellers shall be entitled to fifty percent (50%) of the excess of such amounts over the Damages of the Buyer and its Affiliates arising in connection with such litigation that are not paid or reimbursed by existing insurance coverage of the Company, provided that to the extent any such excess recoveries include the payment of an ongoing royalty on terms that do not differ between the first year and subsequent years, the Sellers shall be entitled to 100% of such excess royalty for the first year following the resolution of the matter and none of the royalty thereafter; and provided further that the maximum amount payable to the Sellers under this Section 6.4(k) shall be an amount equal to 2.5% of the value of the Closing Consideration (with the Closing Share Consideration being valued at the Reference Share Price).  If applicable, the Buyer shall pay the portion of such amounts due the Sellers under this Section 6.4(k) to the Seller Representative within thirty (30) days following the date of the resolution of such litigation.

6.5 Limitations on Indemnification of Seller Indemnified Persons.  Notwithstanding anything contained herein to the contrary, the right of the Seller Indemnified Persons to be indemnified, held harmless and reimbursed pursuant to Section 6.3 is subject to the following limitations and qualifications:

(a) The Seller Indemnified Persons shall have no right to recover any amounts under Section 6.3(a) until the total amount of Damages incurred by the Seller Indemnified Persons under Section 6.3(a) exceeds the Basket, in which case the Seller Indemnified Persons will be entitled to recover the full amount of Damages from the first dollar.

(b) The maximum amount of Damages that may be recovered by the Seller Indemnified Persons under Section 6.3(a) shall be $62,039,000.

(c) The limitations set forth in clauses (a) and (b) of this Section 6.5 shall not apply to breaches of Section 4.1 (Organization, Qualification and Power), 4.2 (Buyer Common Stock) and 4.3(a) (Authority; No Conflict) (the “Buyer Core Representations”).

(d) Nothing contained herein (including Section 6.5(a) and Section 6.5(b)) shall limit or restrict any Seller Indemnified Person’s right to maintain or recover any amounts in connection with any action or claim based upon fraud, intentional misrepresentation or willful misconduct (including any willful breach of this Agreement).

6.6 Time Limitations.

(a) The Buyer Indemnified Persons shall have no right to recover any amounts under Section 6.2(a), unless on or before the first Business Day that is at least fifteen (15) months) after the Closing Date the Buyer notifies the Seller Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then Known by the Buyer; provided, however, that (i) any claim with respect to a breach of a Seller Surviving

Representation may be made by the Buyer on or before the first Business Day that is at least thirty (30) months after the Closing Date and (ii) any claim with respect to a breach of a Seller Core Representation or any claim for indemnification or reimbursement to the extent not arising under Section 6.2(a) or 6.2(f) (which time limitations are set forth in Section 6.4(g)) may be made by the Buyer at any time prior to thirty (30) days following the expiration of the applicable statute of limitations period.

(b) The Seller Indemnified Persons shall have no right to recover any amounts under Section 6.3(a), unless on or before the first Business Day that is at least fifteen (15) months after the Closing Date the Seller Representative notifies the Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then Known by the Seller Representative; provided, however, that any claim with respect to any Buyer Core Representation or any claim for indemnification or reimbursement not arising under Section 6.3(a) may be made by the Seller Representative at any time prior to thirty (30) days following the expiration of the applicable statute of limitations period.

(c) For purposes of  Sections 6.6(a) and (b) above, claims made in good faith in writing and setting forth in reasonable detail the claim prior to the expiration of the applicable survival period, including claims made with respect to actions anticipated in good faith, regardless of whether any action or demand has in fact been commenced, shall be deemed to have been brought prior to the end of the applicable survival period (it being understood that any and all Damages arising after the expiration of the applicable survival period shall be recoverable upon notice properly given prior to the expiration of the applicable survival period in accordance with this Article VI).

6.7 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 6.2 or 6.3 (an “Indemnified Person,” and any Person required to provide indemnity under this Agreement, an “Indemnifying Person”) of notice of the assertion of any claim against any Indemnified Person by a third party (a “Third-Party Claim”), and in any event within thirty (30) days of such receipt, such Indemnified Person shall give notice (i) with respect to any claims under Section 6.2, to the Seller Representative, and (ii) with respect to any claims under Section 6.3, to the Buyer, of the assertion of such Third-Party Claim, provided that the failure to timely provide such notice will not relieve any Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.  Any claim by any Governmental or Regulatory Authority for Tax(es) which is subject to indemnity under this Agreement shall be understood to be a Third-Party Claim.

(b) If an Indemnified Person gives notice pursuant to Section 6.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party

Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission that the Indemnified Person violated any Law or any rights of any Person; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any compromise or settlement effected without its Consent (which may not be unreasonably withheld, conditioned or delayed).

(d) With respect to any Third-Party Claim subject to indemnification under this Article VI, (i) each of the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

6.8 Procedure For Indemnification – Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by (a) in the case of any claim by the Buyer Indemnified Persons under Section 6.2, written notice by the Buyer to the Seller Representative, and (b) in the case of any claim by the Seller Indemnified Persons under Section 6.3, written notice by the Seller Representative to the Buyer.

6.9 Exclusive Remedy.  Except for a claim for Damages described in Section 6.4(h) or Section 6.5(d), the indemnification provided for in this Article VI shall be the exclusive remedy available to an Indemnified Person in connection with any breach of this Agreement and/or any Damages arising out of the matters set forth in this Agreement or the transactions contemplated hereunder; provided, however, that nothing herein will limit any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby; and provided further that nothing contained in this Agreement shall limit or restrict any Person who is a party to any other Transaction Document that is a Contract to obtain Damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof.

6.10 No Double Materiality.  For purposes of calculating the amount of Damages to which the Buyer Indemnified Persons and Seller Indemnified Persons are entitled under this Article VI (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” and “material adverse effect” will be disregarded.

6.11 Insurance.  The amount of any indemnity paid under this Article VI shall be limited to the amount of any Damages that remains after deducting therefrom any insurance proceeds actually received by an Indemnified Person in connection with or as a result of any claim giving rise to indemnification hereunder, it being agreed that such Indemnified Person shall consider in good faith the potential availability of insurance coverage for all or part of such Damages under then-current policies (but without any obligation to seek to recover any such insurance proceeds) in connection with making a claim under this Article VI.  If an Indemnified Person subsequently receives such insurance proceeds, then the Indemnified Person shall promptly pay to the Indemnifying Person the amount of insurance proceeds subsequently received (net of all related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Person.  No Indemnifying Person shall be entitled to be subrogated to any rights of an Indemnified Person, except that if and to the extent an Indemnifying Person indemnifies an Indemnified Person for Damages pursuant to this Article VI, such Indemnifying Person shall be subrogated to any rights such Indemnified Person may then have against any insurer with respect thereto (and, upon the reasonable request of the Indemnifying Person, the Indemnified Person shall take appropriate actions necessary to transfer and assign any such rights to the Indemnifying Person).  The indemnification provided for in this Article VI is not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance that would be available in the absence of such indemnification.

6.12 Value of Buyer Common Stock.  For all purposes of this Article VI, the per share value of the Buyer Common Stock shall be deemed to equal the Reference Share Price.

6.13 Treatment of Indemnification Payments.  Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE VII.
MISCELLANEOUS

7.1 Expenses.  All of the costs and expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, shall be paid by the party incurring or required to pay such costs and expenses.

7.2 Other Remedies.  Except as specifically provided in Section 5.3 and Article VI, nothing in this Agreement shall limit or restrict in any manner any other rights or remedies any party hereto may have against any other party hereto at law, in equity or otherwise, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.3 Specific Performance.  The parties hereto acknowledge and agree that irreparable harm would result if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled at law or in equity, any party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

7.4 Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of Delaware, without regard to the choice of Law principles thereof.

7.5 Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the Court of Chancery of the State of Delaware, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

7.6 WAIVER OF JURY TRIAL.  EACH OF THE BUYER, THE SELLERS AND THE SELLER REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE SELLERS AND THE SELLER REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.7 Notices.  Notice or other communications required or permitted hereunder shall be deemed to have been sufficiently given (a) four (4) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid; (b) when sent, if sent by facsimile transmission or e-mail transmission or in portable document format (“pdf”); (c) when delivered, if delivered personally to the intended recipient; and (d) one (1) Business Day following deposit with an overnight courier service, in each case addressed as follows:

If to the Buyer, to:

Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703
Attention:  General Counsel
Telephone:  (919) 407-5339
Facsimile:  (919) 407-5456
Email:  Legal_Department@Cree.com

with a copy to,

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
Attention: Gerald F. Roach, Esq.
Telephone:  (919) 821-6668
Facsimile:  (919) 821-6800
E-mail:  groach@smithlaw.com

If to any Seller or to the Seller Representative, to:

Christopher A. Ruud
6800 Hoods Creek Rood
Franksville, Wisconsin 53126
Telephone:  (262) 886-1900
Facsimile:  (262) 884-3107
E-mail:  cruud1@gmail.com

with a copy to:

Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 1700
Milwaukee, WI 53202
Attention:  Martin J. McLaughlin
Telephone:  (414) 298-1000
Facsimile:  (414) 298-8097
E-mail:  mmclaugh@reinhartlaw.com

or to such other address or number as shall be furnished in writing by any such party in such manner, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier, e-mail, pdf format or mailed.

7.8 Successors; Assigns.  This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the other parties’ prior written consent, except that the Buyer may assign without consent its rights and obligations hereunder to any Person that succeeds to all or substantially all of the Buyer’s business.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

7.9 Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Signatures delivered by facsimile, electronic mail or in pdf shall be binding for all purposes hereof.

7.10 Entire Agreement.  This Agreement, together with the other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.  All Schedules to this Agreement are intended to be and hereby are specifically made a part of this Agreement.

7.11 Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.12 Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

7.13 Third-Party Beneficiaries.  Except as explicitly provided herein, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person or entity other than the parties hereto.

7.14 Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  References to Schedules 3.x refer to the Schedules contained in the Sellers’ Disclosure Schedule, and references to all other Schedules refer to the Schedules that are attached hereto and made a part of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms, lists of schedules and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

[signatures appear on the following pages]

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused their respective names to be hereunto subscribed individually or by their respective officers thereunto duly authorized, as the case may be, all as of the day and year first above written.

BUYER:
CREE, INC.

By:	/s/ Charles M. Swoboda
Charles M. Swoboda
Chairman, Chief Executive Officer and President

[Signature Page to Stock Purchase Agreement]

SELLER REPRESENTATIVE:	SELLERS:

/s/ Christopher A. Ruud	/s/ Alan J. Ruud
Christopher A. Ruud	Alan J. Ruud

/s/ Susan B. Ruud-Stover
Susan B. Ruud-Stover

/s/ Christopher A. Ruud
Christopher A. Ruud

/s/ Cynthia A. Ruud-Johnson
Cynthia A. Ruud-Johnson

/s/ Theodore O. Sokoly
Theodore O. Sokoly

JZC LEGACY TRUST

BY	/s/ Martin J. McLaughlin
Martin J. McLaughlin,
Trustee

AJR LEGACY TRUST

BY	/s/ Christopher A. Ruud
Christopher A. Ruud,
Trustee

SUSAN B. RUUD STOVER FAMILY
ENDOWMENT TRUST

BY	/s/ Douglas Stover
Douglas Stover,
Trustee

BY	/s/ Mark S. Poker
Mark S. Poker,
Trustee

[Signature Page to Stock Purchase Agreement]

ADDITIONAL PARTY:

SUSAN B. RUUD STOVER LIVING
TRUST

By:	/s/ Susan B. Ruud-Stover
Susan B. Ruud-Stover,
Trustee